Exhibit 10.1

Execution Version

FIRST OMNIBUS AMENDMENT AND INCREASED FACILITY ACTIVATION NOTICE

FIRST AMENDMENT AND INCREASED FACILITY ACTIVATION NOTICE, dated as of May 27, 2026 (this “Amendment”), to (a) the Eighth Amended and Restated Credit Agreement, dated as of June 10, 2025 (as amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as modified by this Amendment, the “Amended Credit Agreement”), among CONMED Corporation, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the other agents party thereto and (b) the Amended and Restated Guarantee and Collateral Agreement, dated as of the June 10, 2025 (as amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Guarantee and Collateral Agreement”; the Guarantee and Collateral Agreement as modified by this Amendment, the “Amended Guarantee and Collateral Agreement”), made by the Parent Borrower and its Subsidiaries party thereto in favor of the Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement or the Amended Credit Agreement, as applicable.

W I T N E S S E T H:

WHEREAS, the Parent Borrower and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, pursuant to Section 2.28 of the Credit Agreement, the Parent Borrower has requested commitments for Incremental Term Loans in the form of delayed draw term “a” loans in an aggregate principal amount equal to $450,000,000 on the terms set forth herein (such commitments, the “Term A-2 Commitments”, the loans pursuant to such Term A-2 Commitments, the “Term A-2 Loans”);

WHEREAS, the Parent Borrower may incur such Term A-2 Commitments and such Term A-2 Loans by entering into an Increased Facility Activation Notice with Lenders willing to provide such Term A-2 Commitments (each such Lender, a “Term A-2 Lender” and together the “Term A-2 Lenders”);

WHEREAS, each Term A-2 Lender listed on Schedule 1 hereby commits to provide Term A-2 Commitments in an aggregate principal amount not to exceed the amount of its “Term A-2 Commitment” set forth next to such Term A-2 Lender’s name on Schedule 1;

WHEREAS, pursuant to Section 2.28(d) of the Credit Agreement, amendments to the Credit Agreement necessary to reflect the existence and terms of any Incremental Term Loans may be effected in writing by the Administrative Agent with the Parent Borrower’s consent;

WHEREAS, the Parent Borrower has requested certain other amendments to the Credit Agreement and the Guarantee and Collateral Agreement;

WHEREAS, pursuant to Section 10.1 of the Credit Agreement, the Credit Agreement may be amended in writing signed by the Parent Borrower and the Required Lenders (as defined in the Credit Agreement);

WHEREAS, the Parent Borrower, the Administrative Agent, each Lender party to the Credit Agreement prior to giving effect to his Amendment that is a signatory hereto (each a “Consenting Lender”) and each Term A-2 Lender is willing to consent to the amendments, waivers and other modifications set forth herein; and

WHEREAS, the Consenting Lenders constitute Required Lenders under the Credit Agreement required to give effect to this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. Amendments. On and as of the First Amendment Effective Date (as defined below), each party hereto hereby agrees that:

(a)	The Credit Agreement (other than the Exhibits and Schedules (other than as set forth in clause (b) below) thereof) is hereby amended effective to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto;

(b)	The “Term A-2 Commitments” set forth on Schedule 1 of this Amendment are hereby added to Schedule 1.1 of the Credit Agreement; and

(c)	The Guarantee and Collateral Agreement (other than the Exhibits and Schedules thereof) is hereby amended effective to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Guarantee and Collateral Agreement attached as Exhibit B hereto.

SECTION 2. Increased Facility Activation Notice. The Parent Borrower and each Term A-2 Lender hereby notify the Administrative Agent that, subject to the terms and conditions herein:

(a)	Each Term A-2 Lender party hereto agrees to make Term A-2 Loans in the amount set forth opposite such Term A-2 Lender’s name on Schedule 1 hereto under the caption “Term A-2 Commitments”.

(b)	The terms of the Term A-2 Facility are as set forth in Exhibit A hereto and that certain Fee Letter, dated as of May 1, 2026, between the Parent Borrower and the Administrative Agent.

SECTION 3. Effectiveness. This Amendment and the amendments set forth herein and, subject to the other conditions set forth in the Amended Credit Agreement, the agreement of each Term A-2 Lender party hereto to make a Term A-2 Loan, shall become effective as of the date (the “First Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a)	The Administrative Agent shall have received each of the following, dated as of the First Amendment Effective Date (unless otherwise agreed to by the Administrative Agent), in form and substance satisfactory to the Administrative Agent:

(i)	this Amendment, duly executed and delivered by the Parent Borrower, the Loan Parties and each Lender party hereto;

(ii)	a customary legal opinion of each of (A) Skadden Arps, Slate, Meagher & Flom LLP, as counsel to the Parent Borrower and its Subsidiaries, (B) NautaDutilh N.V., as Dutch counsel to certain of the Parent Borrower’s Subsidiaries and (C) Hollie Foust, as general counsel of the Parent Borrower;

(iii)	a certificate of each Loan Party party to any Loan Document, dated as of the First Amendment Effective Date with appropriate insertions and attachments, including a long form good standing certificate for each Loan Party (other than the Foreign Subsidiary Borrower) from its jurisdiction of organization; and

(iv)	a solvency certificate from the chief financial officer of the Parent Borrower, certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the incurrence of all Indebtedness in connection herewith on the First Amendment Effective Date, are Solvent.

(b)	Each of the representations and warranties made by any Loan Party in or pursuant to the Amended Credit Agreement and the other Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the First Amendment Effective Date as if made on and as of the First Amendment Effective Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(c)	No Default or Event of Default has occurred and is continuing on the First Amendment Effective Date or after giving effect to the amendments contemplated herein.

(d)	The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented on or before the First Amendment Effective Date.

(e)	(i) The Administrative Agent shall have received, at least three days prior to the First Amendment Effective Date, all such documentation and other information about the Parent Borrower and the Subsidiary Guarantors as shall have been reasonably requested by the Administrative Agent in writing at least 10 days prior to the First Amendment Effective Date that is required by U.S. bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the First Amendment Effective Date, if any Lender has requested the same in a written notice to the Parent Borrower at least 10 days prior to the First Amendment Effective Date, such Lender shall have received a Beneficial Ownership Certification in relation to such Borrower.

SECTION 4. Reaffirmation. Each of the Parent Borrower and the Loan Parties party hereto (together with the Parent Borrower, the “Reaffirming Parties”) (i) consents to the Amendment and the transactions contemplated hereby and hereby confirms its guarantees, pledges, grants of security, acknowledgements, obligations and consents under the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party and agrees that notwithstanding the effectiveness of this Amendment and the consummation of the transactions contemplated hereby (including the borrowing of Term A-2 Loans), such guarantees, pledges, grants of security interests, acknowledgments, obligations and consents shall be, and continue to be, in full force and effect, (ii) ratifies the Security Documents and the other Loan Documents to which it is a party, (iii) confirms that, after giving effect to the effectiveness of this Amendment and the consummation of the transactions contemplated hereby (including the borrowing of Term A-2 Loans), all of the Liens and security interests created and arising under the Security Documents remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, except as to Permitted Liens, and having the same perfected status and priority as collateral security for the Obligations (including, for the avoidance of doubt, the Obligations in respect of the Term A-2 Loans after the borrowing thereof) as existed prior to giving effect to this Amendment, (iv) agrees that each of the representations and warranties made by each Reaffirming Party in the Security Documents is true and correct as to it in all material respects on and as of the date hereof (unless any such representation or warranty expressly relates to a given date, in which case such representation or warranty was true and correct in all material respects as of such given date), and (v) agrees that it shall take any action reasonably requested by the Administrative Agent in order to confirm or effect the intent of the Amended Guarantee and Collateral Agreement.

SECTION 5. Effect. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Loan Documents shall remain unamended and not waived and shall continue to be in full force and effect. This Amendment is a Loan Document and an Increased Facility Activation Notice.

SECTION 6. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 7. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Integration. This Amendment and the other Loan Documents represent the agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10. NO NOVATION. This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Security Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Loan Documents. All of the Liens and security interests created and arising under any Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to this Amendment, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees, if any, in the Loan Documents.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CONMED CORPORATION, as the Parent Borrower

By:	/s/ Johonna Pelletier
	Name:	Johonna Pelletier
	Title:	Vice President, Tax and Treasurer

By:	/s/ Patrick Beyer
	Name:	Patrick Beyer
	Title:	President and Chief Executive Officer

LINVATEC NEDERLAND B.V., as a Foreign Subsidiary Borrower

By:	/s/ Johonna Pelletier
	Name:	Johonna Pelletier
	Title:	Managing Director

ASPEN LABORATORIES, INC.
SURGIQUEST, INC.
LINVATEC CORPORATION
VIKING SYSTEMS, INC.
BUFFALO FILTER LLC
IN2BONES GLOBAL, INC.
IN2BONES USA, LLC
BIOREZ, INC.,
as Guarantors

By:	/s/ Johonna Pelletier
	Name:	Johonna Pelletier
	Title:	Vice President, Tax and Treasurer

[Signature Page to the First Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Existing Lender and a Term A-2 Lender

By:	/s/ Judy Marsh
	Name:	Judy Marsh
	Title:	Authorized Officer

[Signature Page to the First Amendment]

PNC Bank, NA,
as an Existing Lender and a Term A-2 Lender

By:	/s/ Braxton Williams
	Name:	Braxton Williams
	Title:	SVP

[Signature Page to the First Amendment]

GOLDMAN SACHS BANK USA,
as a Term A-2 Lender

By:	/s/ Dan Starr
	Name:	Dan Starr
	Title:	Authorized Signatory

[Signature Page to the First Amendment]

Bank of America, N.A.
as an Existing Lender and a Term A-2 Lender

By:	/s/ Matt Smith
	Name:	Matt Smith
	Title:	Senior Vice President

[Signature Page to the First Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Existing Lender and a Term A-2 Lender

By:	/s/ Luke Barcley
	Name:	Luke Barcley
	Title:	Vice President

[Signature Page to the First Amendment]

DNB Capital LLC

as an Existing Lender and a Term A-2 Lender

By:	/s/ Irina Benimovich
	Name:	Irina Benimovich
	Title:	Vice President

By:	/s/ George Philippopoulos
	Name:	George Philippopoulos
	Title:	Legal Counsel

[Signature Page to the First Amendment]

Capital One, National Association,
as an Existing Lender and a Term A-2 Lender

By:	/s/ Eric Boole
	Name:	Eric Boole
	Title:	Duly Authorized Signatory

[Signature Page to the First Amendment]

Hancock Whitney,
As an Existing Lender and a Term A-2 Lender

By:	/s/ David A. Bertani
	Name:	David A. Bertani
	Title:	Director, Commercial Healthcare Banking

[Signature Page to the First Amendment]

Exhibit A

AMENDED CREDIT AGREEMENT

[See Attached]

~~EXECUTION VERSION~~

Final Version

Exhibit A

Conformed through the First Amendment

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT

among

CONMED CORPORATION,

as Parent Borrower,

The Foreign Subsidiary Borrowers From Time to Time Party Hereto,

The Several Lenders from Time to Time Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 10, 2025,

as amended by the First Amendment, dated May 27, 2026

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES INC.,

~~and~~

WELLS FARGO SECURITIES, LLC,

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

~~and~~

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BARCLAYS BANK PLC,

CAPITAL ONE, N.A.,

DNB BANK ASA, NEW YORK BRANCH,

PNC BANK, NATIONAL ASSOCIATION,

and

TRUIST BANK,

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES INC.,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC,

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners for the First Amendment

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

and

GOLDMAN SACHS BANK USA,

as Co-Syndication Agents for the First Amendment

DNB BANK ASA, NEW YORK BRANCH,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Co-Documentation Agents for the First Amendment

Table of Contents

Page

ARTICLE I. DEFINITIONS	1

SECTION 1.1 Defined Terms	1
SECTION 1.2 Other Definitional Provisions	~~43~~46
SECTION 1.3 Exchange Rates	~~44~~46
SECTION 1.4 Interest Rates; Benchmark Notification	~~44~~47
SECTION 1.5 Delayed Draw Commitments	~~45~~47
SECTION 1.6 Limited Condition Transaction	47

ARTICLE II. AMOUNT AND TERMS OF COMMITMENTS	~~45~~49

SECTION 2.1 Term Loan Commitments	~~45~~49
SECTION 2.2 Procedure for Term Loan Borrowing	~~45~~49
SECTION 2.3 Repayment of Term Loans	~~46~~50
SECTION 2.4 Revolving Credit Commitments	~~46~~51
SECTION 2.5 Procedure for Revolving Credit Borrowing	~~47~~52
SECTION 2.6 Swingline Commitment	~~48~~53
SECTION 2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans	~~49~~53
SECTION 2.8 Repayment of Loans	~~50~~55
SECTION 2.9 Commitment Fees, etc	~~51~~56
SECTION 2.10 Termination or Reduction of Revolving Credit Commitments and Term A-2 Commitments	~~51~~56
SECTION 2.11 Optional Prepayments	~~51~~56
SECTION 2.12 Mandatory Prepayments and Commitment Reductions	~~52~~57
SECTION 2.13 Conversion and Continuation Options	~~53~~58
SECTION 2.14 Limitations on Term Benchmark Tranches	~~54~~59
SECTION 2.15 Interest Rates and Payment Dates	~~54~~59
SECTION 2.16 Computation of Interest and Fees	~~55~~60
SECTION 2.17 Inability to Determine Interest Rate	~~55~~60
SECTION 2.18 Pro Rata Treatment and Payments	~~58~~63
SECTION 2.19 Requirements of Law	~~60~~65
SECTION 2.20 Taxes	~~62~~67
SECTION 2.21 Indemnity	~~64~~70
SECTION 2.22 Illegality	~~65~~71
SECTION 2.23 Change of Lending Office	~~66~~71
SECTION 2.24 Replacement of Lenders under Certain Circumstances	~~67~~72
SECTION 2.25 Foreign Subsidiary Borrowers	~~67~~72
SECTION 2.26 Parent Borrower as Agent for Foreign Subsidiary Borrowers	~~68~~73
SECTION 2.27 Defaulting Lenders	~~68~~73
SECTION 2.28 Incremental Facilities	~~70~~75

ARTICLE III. LETTERS OF CREDIT	~~71~~76

SECTION 3.1 L/C Commitment	~~71~~76
SECTION 3.2 Procedure for Issuance of Letters of Credit	~~72~~77
SECTION 3.3 Commissions, Fees and Other Charges	~~72~~77

-i-

Page

SECTION 3.4 L/C Participations	~~72~~78
SECTION 3.5 Reimbursement Obligation of the Borrowers	~~73~~79
SECTION 3.6 Obligations Absolute	~~74~~79
SECTION 3.7 Letter of Credit Payments	~~74~~79
SECTION 3.8 Applications	~~74~~79
SECTION 3.9 Transitional Provisions	~~74~~79
SECTION 3.10 Cash Collateralization	~~75~~80
SECTION 3.11 Currency Adjustments	~~75~~80

ARTICLE IV. REPRESENTATIONS AND WARRANTIES	~~75~~80

SECTION 4.1 Financial Condition	~~75~~80
SECTION 4.2 No Change	~~76~~81
SECTION 4.3 Corporate Existence; Compliance with Law	~~76~~81
SECTION 4.4 Corporate Power; Authorization; Enforceable Obligations	~~76~~81
SECTION 4.5 No Legal Bar	~~76~~81
SECTION 4.6 No Material Litigation	~~77~~82
SECTION 4.7 No Default	~~77~~82
SECTION 4.8 Ownership of Property; Liens	~~77~~82
SECTION 4.9 Intellectual Property	~~77~~82
SECTION 4.10 Taxes	~~77~~82
SECTION 4.11 Federal Regulations	~~77~~82
SECTION 4.12 Labor Matters	~~77~~83
SECTION 4.13 ERISA	~~78~~83
SECTION 4.14 Investment Company Act; Other Regulations	~~78~~83
SECTION 4.15 Subsidiaries	~~78~~83
SECTION 4.16 Use of Proceeds	~~78~~84
SECTION 4.17 Environmental Matters	~~79~~84
SECTION 4.18 Accuracy of Information, etc.	~~79~~85
SECTION 4.19 Security Documents	~~80~~85
SECTION 4.20 Solvency	~~80~~85
SECTION 4.21 Anti-Corruption Laws and Sanctions	~~80~~86
SECTION 4.22 Outbound Investment	~~81~~86
SECTION 4.23 Foreign Subsidiary Borrowers	~~81~~86
SECTION 4.24 EEA Financial Institutions	~~82~~87

ARTICLE V. CONDITIONS PRECEDENT	~~82~~87

SECTION 5.1 Conditions to the Effectiveness of this Agreement	~~82~~87
SECTION 5.2 Conditions to Each Extension of Credit	~~84~~89
SECTION 5.3 Conditions to Initial Loan to Each Foreign Subsidiary Borrower	~~85~~90

ARTICLE VI. AFFIRMATIVE COVENANTS	~~86~~92

SECTION 6.1 Financial Statements	~~87~~92
SECTION 6.2 Certificates; Other Information	~~87~~92
SECTION 6.3 Payment of Obligations	~~88~~93
SECTION 6.4 Conduct of Business and Maintenance of Existence, etc	~~89~~94
SECTION 6.5 Maintenance of Property; Insurance	~~89~~94
SECTION 6.6 Inspection of Property; Books and Records; Discussions	~~89~~94
SECTION 6.7 Notices	~~89~~95

-ii-

Page

SECTION 6.8 Environmental Laws	~~90~~95
SECTION 6.9 Additional Collateral, etc	~~90~~96
SECTION 6.10 Additional Covenants Relating to Collateral	~~92~~97

ARTICLE VII. NEGATIVE COVENANTS	~~93~~98

SECTION 7.1 Financial Condition Covenants	~~93~~98
SECTION 7.2 Limitation on Indebtedness.	~~94~~99
SECTION 7.3 Limitation on Liens	~~96~~102
SECTION 7.4 Limitation on Fundamental Changes	~~99~~104
SECTION 7.5 Limitation on Sale of Assets	~~100~~105
SECTION 7.6 Limitation on Restricted Payments	~~101~~107
SECTION 7.7 [Reserved]	~~102~~108
SECTION 7.8 Limitation on Investments, Loans and Advances	~~102~~108
SECTION 7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc	~~104~~110
SECTION 7.10 Limitation on Transactions with Affiliates	~~105~~111
SECTION 7.11 Limitation on Sales and Leasebacks	~~105~~111
SECTION 7.12 Limitation on Changes in Fiscal Periods	~~105~~111
SECTION 7.13 Limitation on Negative Pledge Clauses	~~105~~111
SECTION 7.14 Limitation on Restrictions on Subsidiary Distributions	~~106~~111
SECTION 7.15 Limitation on Lines of Business	~~106~~112
SECTION 7.16 Limitation on Use of Proceeds	~~106~~112
SECTION 7.17 Outbound Investment Rules	~~106~~112

ARTICLE VIII. EVENTS OF DEFAULT	~~106~~112

ARTICLE IX. THE ADMINISTRATIVE AGENT	~~110~~115

SECTION 9.1 Appointment	~~110~~115
SECTION 9.2 Delegation of Duties	~~110~~116
SECTION 9.3 Exculpatory Provisions	~~110~~116
SECTION 9.4 Reliance by Administrative Agent	~~110~~116
SECTION 9.5 Notice of Default	~~111~~117
SECTION 9.6 Non-Reliance on Administrative Agent and Other Lenders	~~111~~117
SECTION 9.7 Indemnification	~~112~~117
SECTION 9.8 Administrative Agent in Its Individual Capacity	~~112~~118
SECTION 9.9 Successor Administrative Agents	~~112~~118
SECTION 9.10 Authorization to Release Liens	~~112~~118
SECTION 9.11 No Other Duties	~~113~~118
SECTION 9.12 Acknowledgements of Lenders and Issuing Lenders	~~113~~118
SECTION 9.13 Borrower Communications.	120

ARTICLE X. MISCELLANEOUS	~~114~~121

SECTION 10.1 Amendments and Waivers	~~114~~121
SECTION 10.2 Notices	~~116~~123
SECTION 10.3 No Waiver; Cumulative Remedies	~~117~~123
SECTION 10.4 Survival of Representations and Warranties	~~117~~124
SECTION 10.5 Payment of Expenses	~~117~~124

-iii-

Page

SECTION 10.6 Successors and Assigns; Participations and Assignments	~~118~~125
SECTION 10.7 Adjustments; Set-off	~~122~~128
SECTION 10.8 Counterparts	~~123~~129
SECTION 10.9 Severability	~~124~~130
SECTION 10.10 Integration	~~124~~130
SECTION 10.11 GOVERNING LAW	~~124~~130
SECTION 10.12 Submission To Jurisdiction; Waivers	~~124~~130
SECTION 10.13 Acknowledgements	~~125~~130
SECTION 10.14 WAIVERS OF JURY TRIAL	~~125~~131
SECTION 10.15 PATRIOT Act	~~125~~131
SECTION 10.16 Confidentiality	~~125~~131
SECTION 10.17 Releases	~~126~~132
SECTION 10.18 Delivery of Signature Pages	~~127~~133
SECTION 10.19 Judgment Currency	~~127~~133
SECTION 10.20 No Novation	~~128~~134
SECTION 10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~128~~134
SECTION 10.22 ERISA Matters	~~129~~135
SECTION 10.23 Acknowledgement Regarding Any Supported QFCs	~~130~~136

-iv-

SCHEDULES:

1.1A	Commitments
4.1	Guarantee Obligations of CONMED; Disposition of Assets
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.9	Intellectual Property
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	[Reserved]
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Solvency Certificate
E	Form of Assignment and Assumption
F	Forms of Exemption Certificates
G	Form of Increased Facility Activation Notice
H	Form of New Lender Supplement
I	Form of Foreign Subsidiary Borrower Joinder Agreement

-v-

EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 10, 2025, among CONMED CORPORATION, a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as hereinafter defined) from time to time party to this Agreement, the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The Parent Borrower, the Existing Lenders and JPMorgan Chase Bank, N.A., as administrative agent, are party to the Seventh Amended and Restated Credit Agreement, dated as of July 16, 2021 (as amended and in effect immediately prior to giving effect to the amendment and restatement contemplated hereby, the “Previous Credit Agreement”).

The Parent Borrower has requested that the Previous Credit Agreement be amended and restated in its entirety to read as provided herein and the Lenders and the Administrative Agent (as hereinafter defined) have so agreed. Accordingly, effective as of the Closing Date (as defined below), the Previous Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Acknowledgement and Consent”: the collective reference to each Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement delivered pursuant to the Loan Documents.

“Acquired Companies”: Palmerton Holdings, Inc. and Buffalo Filter LLC.

“Adjusted Daily Simple RFR”: (a) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling and (b) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserves; provided that, if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the Term SOFR Rate for such Interest Period; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its branches and affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its permitted successors.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate principal amount of such Lender’s Term Loans then outstanding, (ii) the aggregate amount of such Lender’s Multicurrency Revolving Credit Commitment then in effect or, if the Multicurrency Revolving Credit Commitments have been terminated, the aggregate amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding, ~~and~~  (iii) the aggregate amount of such Lender’s USD Revolving Credit Commitment then in effect or, if the USD Revolving Credit Commitments have been terminated, the aggregate amount of such Lender’s USD Revolving Extensions of Credit then outstanding and (iv) the aggregate amount of such Lender’s Term A-2 Commitments then in effect.

“Aggregate Exposure Percentage”: with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure to the Aggregate Exposure of all Lenders.

“Agreed Currencies”: Dollars and each Optional Currency.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, an interest rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.5% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.17(b)) hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate, as determined pursuant to the foregoing, would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Ancillary Document”: as defined in Section 10.8(b).

“Anti-Corruption Laws”: all published laws, rules and regulations of any jurisdiction applicable to the Parent Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) for Tranche A Term Loans and Revolving Credit Loans, (i) prior to the first Adjustment Date to occur after the Closing Date, (A) 1.125% per annum, in the case of Term Benchmark Loans, (B) 0.125% per annum, in the case of ABR Loans, and (C) 1.125% per annum, in the case of Loans denominated in Sterling, and (ii) from and after the first Adjustment Date to occur after the Closing Date, the percentage determined in accordance with the Pricing Grid~~; and~~, (b) for Term A-2 Loans, (i) prior to the Adjustment Date to occur with respect to the fiscal quarter ending September 30, 2026 (A) 1.75% per annum, in the case of Term Benchmark Loans and (B) 0.75% per annum, in the case of ABR Loans and (ii) from and after the Adjustment Date to occur with respect to the fiscal quarter ending September 30, 2026, the percentage determined in accordance with the Pricing Grid and (c) for Incremental Term Loans, such per annum rates as shall be agreed by the Parent Borrower and the applicable Incremental Term Loan Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Parties”: as defined in Section 9.13(c).

“Application”: an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Borrower Portal”: as defined in Section 9.13(a).

“Approved Fund”: as defined in Section 10.6(b)(ii).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners.

“Asset Sale”: any Disposition of Property or business (including receivables and leasehold interests) or series of related Dispositions of Property or businesses (including receivables and leasehold interests) (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m) ~~or~~, (n) or, (o) of Section 7.5) which yields net proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25,000,000.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Cash”: at any time, (a) the aggregate amount of cash and Cash Equivalents that would appear on a consolidated balance sheet of the Parent Borrower and its Designated Subsidiaries at such time, less (b) the aggregate amount of any cash or Cash Equivalents (i) set aside to pay royalty obligations, working interest obligations, suspense payments, severance taxes, payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations or other obligations of the Parent Borrower or any Designated Subsidiary to third parties and for which the Parent Borrower or any Designated Subsidiary has issued checks or has initiated wires or ACH transfers (or, in the Parent Borrower’s discretion, will issue checks or initiate wires or ACH transfers within five Business Days) in order to pay such amounts, (ii) in respect of other amounts for which the Parent Borrower or any Designated Subsidiary has issued checks or has initiated wires or ACH transfers but have not yet been subtracted from the balance in the relevant account of the Parent Borrower or relevant Designated Subsidiary, (iii) constituting purchase price deposits or amounts subject to other contractual or legal requirements to deposit money to be held by an unaffiliated third party, (iv) constituting deposits from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (v) held in escrow, (vi) constituting the proceeds of issuances of, or capital contributions on account of, equity interests or incurrences of Indebtedness set aside to be used to consummate one or more acquisitions or other Investments, repay or redeem Indebtedness, make one or more Restricted Payments or fund capital expenditures, in each case, within 90 days of receipt of such proceeds and to the extent permitted under this Agreement, or (vii) constituting any Reinvestment Deferred Amount that is intended to be applied by the applicable Reinvestment Prepayment Date; provided that any such cash and Cash Equivalents described in clauses (vi) and (vii) above which are not so used within such applicable specified period for the purpose for which they were set aside, shall cease to be excluded from the definition of “Available Cash” at such time.

“Available Revolving Credit Commitment”: as to any Revolving Credit Lender at any time and in respect of such Revolving Credit Lender’s Revolving Credit Commitment under any Revolving Credit Facility, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect under such Revolving Credit Facility over (b) such Lender’s Revolving Extensions of Credit then outstanding under such Revolving Credit Facility; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate, or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement, as of such date, and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.17.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, with respect to any (a) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (b) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and a related Benchmark Replacement Date have occurred with respect to any Relevant Rate or other then-current Benchmark for an Agreed Currency, then “Benchmark” in respect thereof means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior Relevant Rate pursuant to clause (b) of Section 2.17.

“Benchmark Replacement”: with respect to any Benchmark Transition Event or any Benchmark, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Optional Currency, “Benchmark Replacement” shall mean the alternative set forth in (b) below:

(a) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Loans denominated in Dollars;

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been mutually selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination in respect of the applicable Benchmark, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to the applicable Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred with respect to such Benchmark if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: as defined in Section 10.23(b)(i).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrower Communications”: as defined in Section 9.13(a).

“Borrowing”: (a) Revolving Credit Loans of the same currency and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) Term Loans of the same Type made on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the respective Borrower for a borrowing of Loans in accordance with Section 2.2, Section 2.5 or Section 2.7, as applicable.

“Borrowing Date”: any Business Day specified by the Parent Borrower (on its own behalf or on behalf of a Foreign Subsidiary Borrower) as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to Loans denominated in Euro and in relation to the calculation or computation of the EURIBOR Rate, “Business Day” shall mean any such day that is also a TARGET Day and (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, “Business Day” shall mean any such day that is also an RFR Business Day and (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“Calculation Date”: (a) with respect to any Loan denominated in any Optional Currency, each of the following: (i) the date of the borrowing of such Loan and (ii) if such Loan is a Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; and (b) with respect to any Letter of Credit denominated in an Optional Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but, for the avoidance of doubt, excluding any debt securities whether or not convertible into, exchangeable for or referencing any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P Global Ratings (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000. In the case of any Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) Euro and Sterling, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which investments are reasonably appropriate in connection with any business conducted by the Parent Borrower or its Subsidiaries (as determined by the Parent Borrower in good faith) and which investments or obligors (or the parent companies of such obligors) have the ratings described in such clauses or equivalent ratings from S&P and Moody’s and (iii) other short term investments utilized by the Parent Borrower and its Subsidiaries in accordance with normal investment practices for cash management in such country in investments analogous to the investments described in the foregoing clauses (a) through (h) and in this paragraph and which are reasonably appropriate in connection with any business conducted by the Parent Borrower or its Subsidiaries in such country (as determined by the Parent Borrower in good faith).

“CBR Loan”: a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate”: (a) the greater of (i) for any Loan denominated in (A) Sterling, the “Bank Rate” of the Bank of England (or any successor thereto) as published by the Bank of England (or any successor thereto) from time to time, (B) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (C) any other Optional Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.00%; plus (b) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment”: for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Optional Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (b) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month; provided that if such rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is June 10, 2025.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator of such rate).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of any Tranche A Term Loan Commitment, any Term A-2 Commitment, any Incremental Term Loan Commitment, any Multicurrency Revolving Credit Commitment and any USD Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: (a) with respect to any unused Revolving Credit Commitment under any Revolving Credit Facility, initially, 0.25% per annum and (b) from and after the first Adjustment Date to occur after the end of the first fiscal quarter of the Parent Borrower and its Subsidiaries ending after the Closing Date, the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (other than clause (i) below), the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions (including any early extinguishment of debt costs and debt conversion costs), discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (including expenses relating to equity compensation), (g) costs and expenses related to the Transactions or any Material Acquisition in an aggregate amount not to exceed $30,000,000, (h) proceeds from business interruption insurance (to the extent actually received and to the extent not reflected as revenue or income of the Parent Borrower or its Subsidiaries) and (i) Pro Forma Adjustments in connection with any Material Acquisition consummated during such period (provided that (x) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (y) the aggregate amount of all amounts under this clause (i) that increase Consolidated EBITDA in any period of four consecutive fiscal quarters shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such period of four consecutive fiscal quarters (calculated after giving effect to such adjustments to Consolidated EBITDA under this clause (i))), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For purposes of calculating Consolidated EBITDA of the Parent Borrower and its Subsidiaries for any period of four consecutive fiscal quarters pursuant to any determination of the Interest Coverage Ratio, the Consolidated Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio, (i) if during such period the Parent Borrower or any Subsidiary shall have consummated a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (assuming the consummation of each such Material Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), and if any such Material Acquisition was of a Person, if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (1) have been previously provided to the Administrative Agent and the Lenders and (2) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the Administrative Agent, and (ii) if during such period the Parent Borrower or any Subsidiary shall have made a Material Disposition, Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period.

“Consolidated Funded Debt”: as of any date of determination thereof, the aggregate principal amount of all Funded Debt of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Finance Lease Obligations) of the Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries; provided that for purposes of determining the amount of Consolidated Interest Expense used in the calculation of Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of the first, second or third fiscal quarter of the Parent Borrower and its Subsidiaries commencing after (i) any Material Acquisition financed in whole or in part with the proceeds of Indebtedness or (ii) any Material Disposition the proceeds of which were used in whole or in part to reduce Indebtedness, the Consolidated Interest Expense for such period of four consecutive fiscal quarters shall be deemed to be equal to (x) in the case of the period of four consecutive fiscal quarters ending on the last day of the first fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the Consolidated Interest Expense for such first fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4, (y) in the case of the period of four consecutive fiscal quarters ending on the last day of the second fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first and second fiscal quarters of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 2 and (z) in the case of the period of four consecutive fiscal quarters ending on the last day of the third fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first, second and third fiscal quarters of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4/3.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is prohibited by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Funded Debt”: as of any date of determination thereof, all Consolidated Funded Debt that is secured by a Lien on any asset of the Parent Borrower or any of its Subsidiaries, other than Consolidated Funded Debt that is expressly subordinated in right of payment to the Indebtedness of the Parent Borrower or any of its Subsidiaries under this Agreement.

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Consolidated Senior Secured Funded Debt on such day plus (ii) to the extent not otherwise included therein, the aggregate outstanding attributed principal amount under any Receivables Transfer Program incurred in accordance with Section 7.2(m) (without regard to whether or not such amount is incurred by or attributed to a Loan Party or whether or not it is reflected in the consolidated balance sheet of the Parent Borrower and its Subsidiaries) on such day minus (iii) an amount equal to the lesser of (x) $100,000,000 and (y) the amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries on the consolidated balance sheet of the Parent Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: as of any date of determination thereof, the amount that would appear opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared as of such date in accordance with GAAP.

~~“Consolidated Total Tangible Assets”: as of any date of determination thereof, the aggregate consolidated book value of the assets of the Parent Borrower and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other similar intangible assets properly classified as such in accordance with GAAP) after all appropriate adjustments in accordance with GAAP (including reserves for doubtful receivables, obsolescence, depreciation and amortization).~~

“Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Consolidated Funded Debt on such day plus (ii) to the extent not otherwise included therein, the aggregate outstanding attributed principal amount under any Receivables Transfer Program incurred in accordance with Section 7.2(m) (without regard to whether or not such amount is incurred by or attributed to a Loan Party or whether or not it is reflected in the consolidated balance sheet of the Parent Borrower and its Subsidiaries) on such day minus (iii) an amount equal to the lesser of (x) $100,000,000 and (y) the amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries on the consolidated balance sheet of the Parent Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Tangible Assets”: as of any date of determination thereof, the aggregate consolidated book value of the assets of the Parent Borrower and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other similar intangible assets properly classified as such in accordance with GAAP) after all appropriate adjustments in accordance with GAAP (including reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Continuing Directors”: the directors of the Parent Borrower on the Closing Date, and each other director, if, such other directors were nominated or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Convertible Notes”: $800,000,000 aggregate principal amount of the Parent Borrower’s 2.25% Convertible Senior Notes due 2027 issued on June 6, 2022.

“Corresponding Tenor”: with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: as defined in Section 10.23(b)(ii).

“Covered Party”: as defined in Section 10.23(a).

“Credit Party”: the Administrative Agent, any Arranger, the Lead Arranger, the Issuing Lender, the Swingline Lender or any other Lender.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (a) Sterling, SONIA for the day that is five RFR Business Days prior to (i) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (b) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five RFR Business Days prior to (a) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in Section 10.23(b)(iii).

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Parent Borrower or one of its Subsidiaries in connection with a Disposition, which non-cash consideration is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale or conversion to cash of such Designated Non-Cash Consideration within 180 days of receipt of such Designated Non-Cash Consideration.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing (and such Credit Party has notified the Parent Borrower or the Administrative Agent thereof in writing), or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, the Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or its Lender Parent has, become the subject of a Bail-In Action.

“Designated Subsidiaries”: the Foreign Subsidiary Borrowers, the Domestic Subsidiaries and the Subsidiary Guarantors.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (whether effected pursuant to a Division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders”: (i) Persons that are competitors of the Parent Borrower or its Subsidiaries or any Acquired Company or any subsidiary thereof identified in writing by the Parent Borrower to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest under any Facility, but upon effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations in Commitments or Loans), (ii) other Persons identified in writing by the Parent Borrower to the Administrative Agent on or prior to December 13, 2018 and (iii) in each case of clauses (i) and (ii) above, any such Person’s Affiliates that are (x) readily identifiable by name or (y) identified in writing by the Parent Borrower to the Administrative Agent from time to time.

“Dividing Person”: as defined in the definition of “Division.”

“Division”: the division of the assets, liabilities and/or obligations of a Person that is a limited liability company (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar Equivalent”: at any date as to any amount denominated in an Optional Currency, the equivalent amount in Dollars as determined by the Administrative Agent on such date on the basis of the Exchange Rate (determined on such date or, if such date is not a Calculation Date, as of the most recent Calculation Date for such Optional Currency) for the purchase of Dollars with such Optional Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States; provided that, for purposes of this Agreement, none of the following shall be deemed to be a Domestic Subsidiary or a Foreign Subsidiary (i) CONMED Receivables Corporation, its successors and permitted transferees, or any other single purpose corporation formed and operating solely in connection with a Receivables Transfer Program permitted under this Agreement, so long as the grant of a security interest in the Capital Stock of such Subsidiary is prohibited under such Receivables Transfer Program, (ii) GWH, Ltd., Largo Lakes – I Limited Partnership or their respective successors and permitted transferees, so long as the Capital Stock and all of the property of each such Subsidiary is held and is subject to a security interest granted in connection with the acquisition of the Largo, Florida facility, (iii) Largo Realty, LLC, so long as it holds only the property held by it on the Closing Date, (iv) Palmerton Holdings, Inc., so long as it holds only the property held by it on the Closing Date, (v) any Foreign Subsidiary Holdco, (vi) any Subsidiary that is not a Wholly-Owned Subsidiary, (vii) any Subsidiary that (A) is prohibited from guaranteeing the Obligations or granting Liens to secure the Obligations by any applicable Contractual Obligation existing on the Closing Date or at the time such Subsidiary becomes a Subsidiary, to the extent such restriction was not entered into in contemplation of such Subsidiary being excluded from constituting a Domestic Subsidiary, (B) is prohibited from guaranteeing the Obligations or granting Liens to secure the Obligations by any applicable Requirement of Law or (C) would require a consent, approval, license or authorization from any Governmental Authority in order to provide any guarantee of the Obligations or grant any Lien to secure the Obligations, unless such consent, approval, license or authorization has been obtained, (viii) any not-for-profit Subsidiary, (ix) any captive insurance company, (x) any Subsidiary that is a special purpose entity or (xi) any other Subsidiary in respect of which the Parent Borrower and the Administrative Agent determine in good faith that the cost or burden of such Subsidiary providing a guarantee of, or granting Liens to secure, the Obligations is excessive in relation to the value afforded to the Lenders thereby.

“Early Maturing Debt”: the Convertible Notes (or any refinancing thereof) with a maturity date earlier than 91 days after the Revolving Credit Termination Date.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equipment”: as defined in the Guarantee and Collateral Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate”: with respect to any Term Benchmark Borrowing denominated in Euro and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate”: the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate in its reasonable discretion.

“Euro” or “€”: the single currency unit of the Participating Member States.

“Event of Default”: any of the events specified in Article VIII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in clause (k) of Article VIII.

“Exchange Rate”: on any day, with respect to any Optional Currency, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such day on the relevant Reuters currency page. In the event that any such rate does not appear on any Reuters currency page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 a.m., Local Time, on such day for the purchase of the applicable Optional Currency for delivery three Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary or Foreign Subsidiary Holdco (a) the Capital Stock of which is owned by a Foreign Subsidiary or a Foreign Subsidiary Holdco or (b) in respect of which the pledge of 65% of the Capital Stock of such Subsidiary as Collateral could, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Facility Letters of Credit”: as defined in Section 3.9.

“Existing Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of August 28, 2002, as amended by the First Amendment to Guarantee and Collateral Agreement, dated as of June 30, 2003, the Second Amendment to Guarantee and Collateral Agreement, dated as of April 13, 2006, the Third Amendment to Guarantee and Collateral Agreement, dated as of January 17, 2013, the Fourth Amendment to Guarantee and Collateral Agreement, dated as of January 4, 2016 and the Fifth Amendment to Guarantee and Collateral Agreement, dated as of July 16, 2021.

“Existing Lenders”: the Existing Revolving Credit Lenders and the Existing Term Loan Lenders.

“Existing Revolving Credit Lender”: a “Revolving Credit Lender” under the Previous Credit Agreement.

“Existing Revolving Credit Loans”: “Revolving Credit Loans” outstanding under the Previous Credit Agreement immediately prior to the Closing Date.

“Existing Term Loan Lender”: a “Term Loan Lender” under the Previous Credit Agreement.

“Existing Term Loans”: “Term Loans” outstanding under the Previous Credit Agreement immediately prior to the Closing Date.

~~“Existing Term Loan Lender”: a “Term Loan Lender” under the Previous Credit Agreement.~~

“Extended Multicurrency Revolving Credit Commitments”: as defined in Section 10.1(b).

“Extended Multicurrency Revolving Credit Facility”: as defined in Section 10.1(b).

“Extended Multicurrency Revolving Credit Loans”: as defined in Section 10.1(b).

“Extended USD Revolving Credit Commitments”: as defined in Section 10.1(b).

“Extended USD Revolving Credit Facility”: as defined in Section 10.1(b).

“Extended USD Revolving Credit Loans”: as defined in Section 10.1(b).

“Facility”: each of (a) the Tranche A Term Loan Facility, (b) the Multicurrency Revolving Credit Facility, (c) the USD Revolving Credit Facility, (d) the Term A-2 Facility, (e) any Incremental Term Loan Facility, (~~e~~f) any Extended Multicurrency Revolving Credit Facility and (~~f~~g) any Extended USD Revolving Credit Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“Finance Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease (or other arrangement conveying the right to use) that was or would have been treated as an operating lease under GAAP as in effect for the fiscal year ended on December 31, 2018 that would become or be treated as a finance lease solely as a result of a change in GAAP thereafter shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“First Amendment”: the First Amendment and Increased Facility Activation Notice, dated as of May 27, 2026 by and among the Parent Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“First Amendment Joint Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A. and BofA Securities Inc., Wells Fargo Securities, LLC, PNC Bank, National Association and Goldman Sachs Bank USA.

“First Amendment Effective Date”: as defined in the First Amendment.

“Fixed Incremental Basket”: as defined in Section 2.28(a).

“Floor”: the benchmark rate floor, if any, initially provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, and the Central Bank Rate shall be zero.

“Foreign Subsidiary”: except as provided in the definition of Domestic Subsidiary, any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”: Linvatec Nederland B.V. and any other Foreign Subsidiary with respect to which the conditions set forth in Section 2.25 shall have been satisfied.

“Foreign Subsidiary Holdco”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States (including CONMED Andover Medical, Inc.) substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries.

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a)-(e) of the definition of Indebtedness.

“Funding Office”: the office of the Administrative Agent set forth in Section 10.2.

“GAAP”: generally accepted accounting principles applicable in the United States for reporting entities domiciled in the United States as in effect from time to time, except that for purposes of Sections 7.1 and 7.2(d) and any financial covenant calculation in Section 2.12, GAAP shall be determined on the basis of such principles in effect on December 31, 2018 and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any securities exchange or self-regulatory organization).

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement, dated as of the Closing Date, made by the Parent Borrower and its Subsidiaries party thereto in favor of the Administrative Agent.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Impacted Lender”: as defined in Section 2.22(b).

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.28(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Increased Revolving Credit Commitments”: as defined in Section 2.28(a).

“Incremental Facility”: as defined in Section 2.28(a).

“Incremental Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Parent Borrower hereunder in a principal amount equal to the amount set forth in the applicable Increased Facility Activation Notice.

“Incremental Term Loan Facility”: as defined in Section 2.28(a).

“Incremental Term Loan Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan (including the Term A-2 Lenders).

~~“Incremental Term Loan Facility”: as defined in Section 2.28(a).~~

“Incremental Term Loan Percentage”: as to any Lender, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding.

“Incremental Term Loans”: any term loans made pursuant to Section 2.28.

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Tranche A Term Loans and the Term A-2 Loans..

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business, and overdue trade payables incurred in the ordinary course of such Person’s business to the extent the amount or validity thereof is currently being contested in good faith by appropriate procedures and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Finance Lease Obligations of such Person (the amount of which shall be calculated without regard to imputed interest), (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (including notes thereto) of such Person; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the fair market value of such Property); (j) for purposes of clause (e) of Article VIII, all obligations of such Person in respect of Swap Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries; provided that no earn-out obligation arising in connection with any acquisition by the Parent Borrower or any of its Subsidiaries shall constitute Indebtedness unless and until such obligation is finally determined to be due and payable under the relevant acquisition agreement and solely if not paid within five days after the date it is finally determined to be due and payable.

“Information”: as defined in Section 10.16.

“Initial Lender”: as defined in Section 10.18(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense paid or payable in cash for such period.

“Interest Election Request”: a request by the respective Borrower to convert or continue a Borrowing in accordance with Section 2.13 and the definition of “Interest Period”.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), (i) the last Business Day of each March, June, September and December, (ii) the Term Loan Maturity Date and (iii) the Revolving Credit Termination Date, (b) as to any RFR Loan, (i) each date that is on the numerically corresponding day in the calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (ii) the Maturity Date, (c) as to any Term Benchmark Loan, (i) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at the end of each period of three months starting on the first day of such Interest Period, and (ii) the Maturity Date, and (d) as to any Swingline Loan, (i) the day that such Loan is required to be repaid and (ii) the Maturity Date.

“Interest Period”: as to any Term Benchmark Loan, initially, the period commencing on the date of the Borrowing of which such Loan forms a part and ending on the numerically corresponding day in the calendar month that is seven days, one month, three months or six months thereafter (in each case, subject to the availability of such tenor for the Benchmark and Agreed Currency applicable to the relevant Loan), as selected by the Parent Borrower in the applicable borrowing, conversion or continuation notice; provided that, if the Parent Borrower selects a seven-day Interest Period, the Term SOFR Rate shall be calculated without interpolation and the Term SOFR Rate shall be calculated as if the applicable Interest Period were a one-month interest period.

(a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the final maturity date of the Tranche A Term Loans, the Term A-2 Loans or any Incremental Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such final maturity date, as applicable;

(c)  any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(d) no tenor that has been removed from this definition pursuant to Section 2.17(e) shall be available for specification in the applicable borrowing, conversion or continuation request.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Investment”: as defined in Section 7.8.

“IRS”: as defined in Section 2.20(d).

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit.

“Joint Bookrunners”: collectively, JPMorgan Chase Bank, N.A., BofA Securities Inc., ~~and~~ Wells Fargo Securities, LLC, and PNC Capital Markets LLC.

“Joint Lead Arrangers”: collectively, JPMorgan Chase Bank, N.A., BofA Securities Inc., ~~and~~ Wells Fargo Securities, LLC, and PNC Capital Markets LLC.

“Judgment Currency”: as defined in Section 10.19(a).

“Judgment Currency Conversion Date”: as defined in Section 10.19(a).

“L/C Commitment”: $25,000,000.

“L/C Exposure”: as to any USD Revolving Credit Lender at any time, an amount equal to such USD Revolving Credit Lender’s USD Revolving Credit Percentage of the total L/C Obligations at such time; provided that in the case of Section 2.6(a), when a Defaulting Lender shall exist, the L/C Exposure of any USD Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27.

“L/C Fee Payment Date”: (a) 15 days after the last day of each March, June, September and December and (b) the Revolving Credit Termination Date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: collectively, all the USD Revolving Credit Lenders other than the Issuing Lender.

“LCT Election” means the Parent Borrower’s election to treat a specified transaction as a Limited Condition Transaction in accordance with Section 1.6.

“LCT Test Date” has the meaning specified in Section 1.6.

“Lead Arranger”: JPMorgan Chase Bank, N.A.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Presentation”: the Lender Presentation dated April 29, 2025 and furnished to the Lenders and identified as such by the Parent Borrower.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any Permitted Business Acquisition or Investment by one or more of the Parent Borrower and its Subsidiaries in or of any assets, business or Person not prohibited by this Agreement, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof (in each case, whether or not conditional), (c) any sale or other Disposition not prohibited by this Agreement, or (d) any declaration of a Restricted Payment in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Capital Stock of one or more of Parent Borrower and its Subsidiaries, that is not subject to obtaining financing.

“Liquidity”: at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries that would appear on the consolidated balance sheet of the Parent Borrower and its Subsidiaries at such time plus (b) the aggregate amount of the Available Revolving Credit Commitments at such time in respect of which the Parent Borrower could borrow and remain in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the repayment in full of the principal amount of the Early Maturing Debt, with the financial covenants contained in Sections 7.1(a) and (b) recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred and such Early Maturing Debt was no longer outstanding on the first day of such relevant period for testing such compliance.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications, the First Amendment and, except for purposes of Section 10.1, the Notes.

“Loan Parties”: the Parent Borrower and each Subsidiary that is a party to a Loan Document.

“Local Time”: (a) with respect to Loans denominated in Sterling or in Euro, London time and (b) for all other purposes, New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate principal amount of the Term Loans, Term A-2 Loans, the Total Multicurrency Revolving Extensions of Credit or the Total USD Revolving Extensions of Credit, as the case may be, then outstanding under such Facility (or, (i) in the case of any Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments under such Revolving Credit Facility, the holders of more than 50% of the Total Revolving Credit Commitments under such Revolving Credit Facility and (ii) in the case of the Term A-2 Loan Facility, prior to the termination in full of the Term A-2 Commitments, the holders of more than 50% of the Term A-2 Commitments).

“Material Acquisition”: any acquisition of Property or series of related acquisitions of Property (other than from the Parent Borrower or any Subsidiary) that (x) constitutes assets comprising all or substantially all of an operating unit or a business, line of business or product line or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of $25,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, results of operations, assets or financial position of the Parent Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Parent Borrower to perform any of its obligations under this Agreement.

“Material Disposition”: any Disposition of Property or series of related Dispositions of Property that yields net proceeds to the Parent Borrower and its Subsidiaries in excess of $25,000,000.

“Material Domestic Subsidiary”: at any time, any Domestic Subsidiary (i) which is directly owned by the Parent Borrower or any Subsidiary and (ii) with respect to which either (A) its revenues for the most recently ended fiscal year for which audited financial statements are available exceed 2.5% of the aggregate revenues of the Parent Borrower and its Subsidiaries on a consolidated basis for such period or (B) its total assets at the end of the most recently completed fiscal year for which audited financial statements are available exceed 2.5% of the aggregate total assets at such time of the Parent Borrower and its Subsidiaries on a consolidated basis; provided that if at any time (x) the aggregate revenues of all Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to this definition for the most recently ended fiscal year for which audited financial statements are available exceed 5% of the aggregate annual revenues of the Parent Borrower and its Subsidiaries on a consolidated basis for such period or (y) the aggregate total assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to this definition at the end of the most recently completed fiscal year for which audited financial statements are available exceed 5% of the aggregate total assets of the Parent Borrower and its Subsidiaries at such time, then, in each case, the Parent Borrower shall within 10 Business Days of the receipt of such audited financial statements designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Domestic Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries until such time as such designation is no longer necessary for purposes of applying this proviso.

“Material Foreign Subsidiary”: at any time, any Foreign Subsidiary or Foreign Subsidiary Holdco, in each case, other than any Excluded Foreign Subsidiary, (i) which is directly owned by the Parent Borrower or any Domestic Subsidiary and (ii) with respect to which either (A) its annual pre-tax income exceeds $15,000,000 for the most recently ended fiscal year for which audited financial statements are available or (B) its total assets at the end of the most recently completed fiscal year for which audited financial statements are available are greater than $15,000,000; provided that (x) if the aggregate pre-tax income of all Foreign Subsidiaries and Foreign Subsidiary Holdcos that are not Material Foreign Subsidiaries (but excluding the Excluded Foreign Subsidiaries for purposes of this calculation) exceeds $30,000,000 for the most recently ended fiscal year for which audited financial statements are available or (y) the aggregate total assets of all Foreign Subsidiaries and Foreign Subsidiary Holdcos that are not Material Foreign Subsidiaries (but excluding the Excluded Foreign Subsidiaries for purposes of this calculation) at the end of the most recently completed fiscal year for which audited financial statements are available exceeds $50,000,000, then, in each case, the Parent Borrower shall within 10 Business Days of the receipt of such audited financial statements designate sufficient Foreign Subsidiaries and/or Foreign Subsidiary Holdcos, in each case, other than Excluded Foreign Subsidiaries, as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Foreign Subsidiaries and/or Foreign Subsidiary Holdcos, as applicable, shall for all purposes of this Agreement constitute Material Foreign Subsidiaries until such time as such designation is no longer necessary for purposes of applying this proviso.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or to the extent regulated as such in or under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, per- and polyfluoroalkyl substances, 1,4-dioxane, and ethylene oxide.

“Multicurrency Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Multicurrency Revolving Credit Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The Dollar Equivalent of the original amount of the Total Multicurrency Revolving Credit Commitments is $100,000,000.

“Multicurrency Revolving Credit Facility”: the Multicurrency Revolving Credit Commitments and the extensions of credit made thereunder.

“Multicurrency Revolving Credit Lender”: each Lender that has a Multicurrency Revolving Credit Commitment or that has made a Multicurrency Revolving Credit Loan.

“Multicurrency Revolving Credit Loans”: revolving credit loans denominated in Dollars or an Optional Currency made in respect of the Multicurrency Revolving Credit Commitments.

“Multicurrency Revolving Credit Percentage”: as to any Multicurrency Revolving Credit Lender at any time, the percentage which such Lender’s Multicurrency Revolving Credit Commitment then constitutes of the Total Multicurrency Revolving Credit Commitments (or, at any time after the Multicurrency Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Multicurrency Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Multicurrency Revolving Extensions of Credit then outstanding). Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.27, Multicurrency Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Multicurrency Revolving Credit Commitment and (ii) in the case of the defined term “Multicurrency Revolving Extensions of Credit” (other than as used in Section 2.27(c)) and Section 2.4(a), Multicurrency Revolving Credit Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27(c).

“Multicurrency Revolving Extensions of Credit”: as to any Multicurrency Revolving Credit Lender at any time, an amount equal to the aggregate principal amount of all Multicurrency Revolving Credit Loans made by such Lender then outstanding.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by the Parent Borrower and its Subsidiaries in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium, penalty and interest) secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses incurred in connection therewith (including costs incurred in obtaining any proceeds from a Recovery Event), any payments required to be made by law, rule or regulation to a third party in connection therewith, any reserves established in accordance with GAAP (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied), any reserves for indemnification (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied) and taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses incurred in connection therewith and after giving effect to the application of any Indebtedness being repaid (including principal, premium, penalty and interest).

“New Lender”: as defined in Section 2.28(b).

“New Lender Supplement”: as defined in Section 2.28(b).

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Notes”: collectively, any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

~~“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of each Borrower to the Administrative Agent or to any Lender (or, in the case of Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Swap Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.

“OID”: as defined in Section 2.28(a).

“Optional Currency”: Euro and Sterling.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Outbound Investment Rules”: the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 or any similar law or regulation; as of the date of this Agreement, the Outbound Investment Rules are codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Optional Currency, an overnight rate determined by the Administrative Agent or the Issuing Lenders, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(i).

“Participating Member State”: means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“Payment”: as defined in Section 9.12(c).

“Payment Notice”: as defined in Section 9.12(~~c~~d).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Bond Hedge Transaction”: any call or capped call option (or substantively equivalent derivative transaction) relating to common stock of the Parent Borrower (or other securities or property following a merger event or other change of the common stock of the Parent Borrower) entered into by the Parent Borrower in connection with the issuance of any Permitted Unsecured Indebtedness; provided that the amount paid by the Parent Borrower to any counterparty in connection with the execution and delivery of such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Borrower in connection with the execution and delivery of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Borrower from the sale of such Permitted Unsecured Indebtedness.

“Permitted Business Acquisition”: any acquisition of all or substantially all the assets of, shares or other equity interests in, or intellectual property, distribution, co-marketing or other co-promotion or other similar rights with respect to, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws in all material respects, (c) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 6.9 shall have been taken and (d)(i) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such acquisition and related financings or other transactions (without regard to the making of any earn-out payments) had occurred on the first day of the relevant period for testing such compliance, is no greater than the Consolidated Senior Secured Leverage Ratio that is 0.25x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a) and, if the amount of such investment or series of related investments exceeds $125,000,000 (without regard to the making of any earn-out payments), then the Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such Subsidiary or assets, and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 7.2).

“Permitted Refinancing”: any Refinancing, provided that:

(i) the principal amount (or accreted value, if applicable) of Indebtedness of the Parent Borrower or any of its Subsidiaries issued to Refinance other Indebtedness of the Parent Borrower or any of its Subsidiaries (“Permitted Refinancing Indebtedness”) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on such Indebtedness and the amount of all fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(iii) if the Indebtedness being Refinanced is contractually subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Obligations under this Agreement on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness Refinanced; and

(iv) no Permitted Refinancing Indebtedness shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced.

“Permitted Subordinated Indebtedness”: any unsecured Indebtedness of the Parent Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date, (b) the payment of the principal of which is subordinated to the prior payment in full of the Obligations, on terms and conditions reasonably satisfactory to the Required Lenders and (c) (i) otherwise containing terms, covenants and conditions reasonably satisfactory in form and substance to the Required Lenders or (ii) otherwise containing terms, covenants and conditions determined based on market conditions at the time of incurrence thereof for comparable instruments of like kind and structure.

“Permitted Unsecured Indebtedness”: any unsecured Indebtedness of the Parent Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date (provided, however, that, if the Parent Borrower or any Subsidiary Guarantor has the right to elect to pay, or elects to pay, the principal amount of any such unsecured Indebtedness in cash upon a holder’s exercise of its conversion or exchange right under such unsecured Indebtedness, such right or payment is not limited by this clause (a)), (b) which shall not have any financial maintenance covenants, (c) which shall not have events of default that are materially more favorable to the holders of such Indebtedness than the events of default set forth in this Agreement and (d) which shall have covenants that, in the reasonable judgment of the Parent Borrower, are generally customary for similarly situated issuers in capital markets transactions at the time of issuance or similarly situated borrowers in loan transactions at the time of incurrence, as applicable. For the avoidance of doubt, the Convertible Notes (and any Permitted Refinancing thereof) shall be deemed to be Permitted Unsecured Indebtedness for purposes of Section 7.6(g), Section 7.9 and paragraph (e) of Article VIII.

“Permitted Warrant Transaction”: any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Parent Borrower) and/or cash (in an amount determined by reference to the price of such common stock) entered into by the Parent Borrower substantially concurrently with any entry into by the Parent Borrower of a Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Eligible Foreign Subsidiary (65%)”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the Capital Stock of which is directly owned by the Parent Borrower or a Domestic Subsidiary and (ii) in respect of which the pledge of 65% of the Capital Stock of such Subsidiary as Collateral should not, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Pledge Eligible Foreign Subsidiary (100%)”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the Capital Stock of which is directly owned by the Parent Borrower or a Domestic Subsidiary and (ii) in respect of which (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral and (b) the guaranteeing by such Subsidiary of the Obligations should not, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Post-Acquisition Period”: with respect to any Material Acquisition, the period beginning on the date such transaction is consummated and ending on the date that is twelve months after the date on which such transaction is consummated.

“Prepayment”: as defined in Section 7.9(a).

“Previous Credit Agreement”: as defined in the recitals hereto.

“Pricing Grid”: the table set forth below:

Consolidated Senior Secured Leverage Ratio	Applicable Margin for Loans that are Term Benchmark Loans	Applicable Margin for Loans that are ABR Loans	Applicable Margin for Loans that are RFR Loans	Applicable Margin for Loans that are CBR Loans	Commitment Fee Rate
Greater than or equal to 4.00	2.25%	1.25%	2.25%	2.25%	0.40%
Less than 4.00 but greater than or equal to 3.50	2.00%	1.00%	2.00%	2.00%	0.35%
Less than 3.50 but greater than or equal to 3.00	1.875%	0.875%	1.875%	1.875%	0.30%
Less than 3.00 but greater than or equal to 2.50	1.75%	0.75%	1.75	1.75%	0.25%
Less than 2.50 but greater than or equal to 2.00	1.50%	0.50%	1.50%	1.50%	0.225%
Less than 2.00 but greater than or equal to 1.50	1.25%	0.25%	1.25%	1.25%	0.20%
Less than 1.50	1.125%	0.125%	1.125%	1.125%	0.175%

Changes in the Applicable Margin with respect to Revolving Credit Loans ~~or~~, the Tranche A Term Loans or the Term A-2 Loans (except as provided in clause (b)(i) of the definition of Applicable Margin) or in the Commitment Fee Rate resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Senior Secured Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00 to 1.00. Each determination of the Consolidated Senior Secured Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending at the end of the period covered by the relevant financial statements.

“Prime Rate”: the rate of interest per annum publicly last quoted by The Wall Street Journal in the U.S. as the prime rate in effect or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment”: with respect to any Material Acquisition, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease realized) in Consolidated EBITDA certified by a Responsible Officer as having been determined in good faith to be reasonably anticipated to be realizable within the Post-Acquisition Period as a result of (a) actions taken or expected to be taken during the Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, reductions or synergies or (b) any additional costs incurred during the Post-Acquisition Period to achieve such cost savings, reductions or synergies; provided that, so long as such actions are taken or expected to be taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the cost savings, reductions or synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of determining such pro forma increase or decrease to such Consolidated EBITDA, to be realizable, or in the case of additional costs, to be incurred, during the entirety of the applicable period of four consecutive fiscal quarters; provided, further, that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings, synergies or additional costs already included in Consolidated EBITDA for the applicable period of four consecutive fiscal quarters.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as defined in Section 10.23(b)(iv).

“QFC Credit Support”: as defined in Section 10.23.

“Ratio Incremental Amount”: the maximum amount, if any, such that immediately after giving effect to the incurrence of the applicable Incremental Facilities, the pro forma Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries (calculated (i) assuming that the full amount of the applicable Incremental Term Loans and/or Increased Revolving Credit Commitments are fully drawn on the date of incurrence thereof and (ii) excluding the proceeds of such Incremental Term Loans or Increased Revolving Credit Commitments from the cash netting in the numerator of the Consolidated Senior Secured Leverage Ratio) is no greater than 3.75 to 1.00 immediately after the incurrence of such Incremental Term Loans and/or Increased Revolving Credit Commitments, as applicable.

“Reaffirmation Agreement”: that certain Reaffirmation Agreement dated as of the Closing Date, among the Parent Borrower, its Subsidiaries party thereto and the Administrative Agent.

“Receivables Transfer Program”: a program under which the Parent Borrower or any of its Subsidiaries sell, transfer, encumber or otherwise dispose of accounts receivable or related ancillary rights or assets, or interests therein, without recourse (except for customary representations and customary non-credit dilution provisions) other than with respect to the Parent Borrower’s or such Subsidiary’s retained interest in such accounts receivable or related ancillary rights or assets, such program to have substantially the terms and conditions provided to the Administrative Agent prior to the Closing Date, as such terms and conditions may be amended, supplemented or otherwise modified from time to time.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, the proceeds of business interruption insurance for lost revenues).

“Reference Time”: with respect to any setting of any then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (b) if such Benchmark is the EURIBOR Rate, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if such Benchmark is SONIA, then four RFR Business Days prior to such setting, (d) if such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting and (e) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulatory Authority: as defined in Section 10.16.

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) ~~as a result of the delivery of a Reinvestment Notice~~.

“Reinvestment Event”: any Asset Sale or Recovery Event ~~in respect of which the Parent Borrower has delivered a Reinvestment Notice~~.

~~“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Subsidiary) in good faith intends to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than Inventory acquired in the ordinary course of business) useful in its business; it being understood that (a) the Parent Borrower may elect by such notice to reinvest proceeds attributable to any such Asset Sale or Recovery Event prior to receipt of such Net Cash Proceeds and (b) upon such receipt, such Net Cash Proceeds shall be deemed reinvested so long as such reinvestment has been consummated.~~

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Parent Borrower’s or any Subsidiary’s business (other than any amount expended to acquire Inventory in the ordinary course of business) or to make Permitted Business Acquisitions or other Investments (other than Investments constituting the acquisition of Inventory in the ordinary course of business) permitted pursuant to clause (j), (k) or (l) of Section 7.8.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Parent Borrower or any Subsidiary shall have entered into a legally binding commitment within twelve months after such Reinvestment Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than Inventory acquired in the ordinary course of business) useful in the Parent Borrower’s or such Subsidiary’s business or to make Permitted Business Acquisitions or other Investments (other than Investments constituting the acquisition Inventory in the ordinary course of business) permitted pursuant to clause (j), (k) or (l) of Section 7.8 with the applicable Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Parent Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto and (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate”: (a) with respect to any Term Benchmark Loan denominated in Dollars, the Adjusted Term SOFR Rate, (b) with respect to any Term Benchmark Loan denominated in Euro, the Adjusted EURIBOR Rate and (c) with respect to any Loan denominated in Sterling, the applicable Adjusted Daily Simple RFR.

“Relevant Screen Rate”: (a) with respect to any Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate and (b) with respect to any Term Benchmark Loan denominated in Euro, the EURIBOR Screen Rate, as applicable.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: the holders of more than 50% of the sum of (a) the aggregate principal amount of the Term Loans then outstanding, (b) the Total Multicurrency Revolving Credit Commitments or, if the Multicurrency Revolving Credit Commitments have been terminated, the Total Multicurrency Revolving Extensions of Credit ~~and~~, (c) the Total USD Revolving Credit Commitments or, if the USD Revolving Credit Commitments have been terminated, the Total USD Revolving Extensions of Credit and (d) the total amount of the Term A-2 Commitments outstanding at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reset Date”: as defined in Section 1.3(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller or general counsel (or other officer satisfactory to the Lenders) of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller (or other officer satisfactory to the Lenders) of the Parent Borrower.

“Restricted Payments”: as defined in Section 7.6.

~~“Revolving Credit Commitments”: the USD Revolving Credit Commitments and the Multicurrency Facility Revolving Credit Commitments, as applicable.~~

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Commitments”: the USD Revolving Credit Commitments and the Multicurrency Facility Revolving Credit Commitments, as applicable.

“Revolving Credit Facility”: each of the USD Revolving Credit Facility and the Multicurrency Revolving Credit Facility, as applicable.

“Revolving Credit Lender”: each of the USD Revolving Credit Lenders and each of the Multicurrency Revolving Credit Lenders, as applicable.

“Revolving Credit Loans”: the USD Revolving Credit Loans and the Multicurrency Revolving Credit Loans, as applicable.

“Revolving Credit Termination Date”: the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Revolving Credit Termination Date shall be the immediately succeeding Business Day.

“Revolving Extensions of Credit”: the USD Revolving Extensions of Credit or the Multicurrency Revolving Extensions of Credit, as applicable.

“RFR”: for any RFR Loan denominated in (a) Sterling, SONIA and (b) Dollars, (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) Daily Simple SOFR.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day”: as defined in the definition of “Daily Simple RFR.”

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Sanctioned Country”: at any time, a country, region or territory that is itself the target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, and the Crimea, Kherson, and Zaporizhzhia regions of Ukraine).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury of the United Kingdom (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: as defined in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR”.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SONIA”: with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserves”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserves (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£”: the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”: (a) each Material Domestic Subsidiary and (b) each Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%).

“Successor Borrower”: as defined in Section 7.4(a)(iv).

“Supported QFC”: as defined in Section 10.23.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: (i) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (ii) any Permitted Bond Hedge Transaction and (iii) any Permitted Warrant Transaction; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Exposure”: as to any USD Revolving Credit Lender at any time, an amount equal to the sum of (a) such USD Revolving Credit Lender’s USD Revolving Credit Percentage of the aggregate principal amount of Swingline Loans then outstanding other than any Swingline Loans made by such USD Revolving Credit Lender in its capacity as the Swingline Lender and (b) if such USD Revolving Credit Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such USD Revolving Credit Lender outstanding at such time (to the extent that the other USD Revolving Credit Lenders shall not have funded their participations in such Swingline Loans); provided that, in the case of Sections 2.4(a) and 2.6(a) when a Defaulting Lender shall exist, the Swingline Exposure of any USD Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day”: any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Term A-2 Commitment Percentage”: as to any Term A-2 Lender, the percentage which the amount of such Lender’s outstanding Term A-2 Commitments then constitutes of the aggregate outstanding Term A-2 Commitments.

“Term A-2 Commitment Period”: the period from the First Amendment Effective Date to and including the Term A-2 Commitment Termination Date.

“Term A-2 Commitments”: as to any Lender, the obligation of such Lender, if any, to make a Term A-2 Loan to the Parent Borrower hereunder in a principal amount equal to the amount set forth under the heading “Term A-2 Commitment” opposite such Lender’s name on Schedule 1 to the First Amendment or in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of the Term A-2 Commitment as of the First Amendment Effective Date is $450,000,000.

“Term A-2 Commitment Termination Date”: the earliest to occur of (i) the Term A-2 Scheduled Commitment Termination Date, (ii) the date the Term A-2 Commitments are permanently reduced to zero pursuant to Section 2.10 and (iii) the date of the acceleration of the Commitments and Loans in accordance with the terms hereof.

“Term A-2 Funding Date” the date on which the Borrowing of Term A-2 Loans is made hereunder.

“Term A-2 Lender”: each Lender that has a Term A-2 Commitment or that is the holder of a Term A-2 Loan.

“Term A-2 Loan Facility”: the Term A-2 Commitments and the Term A-2 Loans made thereunder.

“Term A-2 Loan Maturity Date”: June 10, 2030.

“Term A-2 Loan Percentage”: as to any Term A-2 Lender at any time, the percentage that the aggregate principal amount of such Lender’s Term A-2 Loans then outstanding constitutes of the aggregate principal amount of the Term A-2 Loans then outstanding.

“Term A-2 Loans”: as defined in Section 2.1(c).

“Term A-2 Scheduled Commitment Termination Date”: June 14, 2026.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate (if denominated in Dollars) or the Adjusted EURIBOR Rate (if denominated in Euro).

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans under a particular Facility the then-current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Loan Facility”: each of the Tranche A Term Loan Facility and any Incremental Term Loan Facility.

“Term Loan Lenders”: collectively, the Tranche A Term Loan Lenders and the Incremental Term Loan Lenders (including the Term A-2 Lenders).

“Term Loan Maturity Date”: the fifth anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately succeeding Business Day.

“Term Loans”: collectively, the Tranche A Term Loans and any Incremental Term Loans (including the Term A-2 Loans).

“Term SOFR Determination Day”: as defined in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Multicurrency Revolving Credit Commitments”: at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments at such time.

“Total Multicurrency Revolving Extensions of Credit”: at any time, the aggregate amount of the Multicurrency Revolving Extensions of Credit (including the Dollar Equivalent of the Multicurrency Revolving Extensions of Credit denominated in Optional Currencies) of the Multicurrency Revolving Credit Lenders at such time.

“Total Revolving Credit Commitments”: the Total Multicurrency Revolving Credit Commitments or the Total USD Revolving Credit Commitments, as applicable.

“Total USD Revolving Credit Commitments”: at any time, the aggregate amount of the USD Revolving Credit Commitments at such time.

“Total USD Revolving Extensions of Credit”: at any time, the aggregate amount of the USD Revolving Extensions of Credit of the USD Revolving Credit Lenders at such time.

“Tranche A Term Loan”: as defined in Section 2.1(a).

“Tranche A Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Parent Borrower hereunder in a principal amount equal to the amount set forth under the heading “Tranche A Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto. The aggregate amount of Tranche A Term Loan Commitments as of the Closing Date is $100,000,000.

“Tranche A Term Loan Facility”: the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder.

“Tranche A Term Loan Lender”: each Lender that has a Tranche A Term Loan Commitment or that is the holder of a Tranche A Term Loan.

“Tranche A Term Loan Percentage”: as to any Tranche A Term Loan Lender at any time, the percentage that such Lender’s Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage that the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Transactions”: collectively, (a) the execution, delivery and performance by the Parent Borrower, the other Loan Parties and the Foreign Subsidiary Borrowers of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof, and (b) the payment of the fees and expenses incurred by the Parent Borrower and its Subsidiaries in connection with the transactions described in the foregoing clause (a).

“Transferee”: as defined in Section 10.16.

“Type”: as to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate, an Adjusted Daily Simple RFR or the Central Bank Rate.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States”: the United States of America.

~~“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.~~

~~“U.S. Special Resolution Regimes”: as defined in Section 10.23.~~

~~“U.S. Tax Compliance Certificate”: as defined in Section 2.20(d).~~

“USD Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make USD Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “USD Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total USD Revolving Credit Commitments is $550,000,000.

“USD Revolving Credit Facility”: the USD Revolving Credit Commitments and the extensions of credit made thereunder.

“USD Revolving Credit Lender”: each Lender that has a USD Revolving Credit Commitment or that has made a USD Revolving Credit Loan.

“USD Revolving Credit Loans”: revolving credit loans denominated in Dollars made in respect of the USD Revolving Credit Commitments.

“USD Revolving Credit Percentage”: as to any USD Revolving Credit Lender at any time, the percentage which such Lender’s USD Revolving Credit Commitment then constitutes of the Total USD Revolving Credit Commitments (or, at any time after the USD Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s USD Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total USD Revolving Extensions of Credit then outstanding). Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.27, USD Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s USD Revolving Credit Commitment and (ii) in the case of the defined term “USD Revolving Extensions of Credit” (other than as used in Section 2.27(c)) and Section 2.4(a), USD Revolving Credit Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27(c).

“USD Revolving Extensions of Credit”: as to any USD Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all USD Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s USD Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s USD Revolving Credit Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regimes”: as defined in Section 10.23.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(d).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Foreign Subsidiary”: any Foreign Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (i) a nominal number of shares held by foreign nationals to the extent required by local law or (ii) directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(f) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 1.3 Exchange Rates.

(a) Not later than 1:00 p.m., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for each Optional Currency in which a Revolving Extension of Credit is then outstanding or will be outstanding, after giving effect to any submitted borrowing notices or Applications, and (ii) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) Not later than 2:00 p.m., Local Time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of Revolving Extensions of Credit in Optional Currencies on such date (after giving effect to any Revolving Credit Loans or Letters of Credit to be made or issued in connection with such determination), and (ii) notify the Parent Borrower of such determination.

SECTION 1.4 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Optional Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.17(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement, or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.5 Delayed Draw Commitments. If any delayed draw term loan Indebtedness is incurred in reliance on the compliance with a Consolidated Senior Secured Leverage Ratio or Consolidated Total Leverage Ratio incurrence test, such applicable leverage ratio shall be calculated assuming the full amount of such Indebtedness has been drawn on the date of testing thereof, and with respect to any subsequent calculation of the Consolidated Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio for purposes of incurrence of any other Indebtedness (but not, for the avoidance of doubt, for purposes of testing the financial maintenance covenants set forth in Section 7.1), such delayed draw term loan Indebtedness shall be deemed drawn until the earlier of (i) the full drawing thereof and (ii) the date of termination of any remaining unused commitments in respect thereof.

SECTION 1.6 Limited Condition Transaction. Notwithstanding anything in this Agreement or any Loan Document to the contrary, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (a) determining compliance with any provision of this Agreement which requires the pro forma calculation of any financial covenant or test, including by cross-reference to any financial covenants contained in Section 7.1 (but excluding direct compliance with Section 7.1), (b) determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default has occurred, is continuing or would result therefrom and/or compliance with the applicable representations and warranties made in the Loan Documents (other than, for the avoidance of doubt, as conditions precedent to any Borrowing of Revolving Loans or Term A-2 Loans), in each case in connection with consummation of any Limited Condition Transaction and/or incurrence of Indebtedness in connection therewith and (c) determining availability or capacity under baskets (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets), at the Parent Borrower’s option, the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice, or, in the case of a spin-off transaction, the date that the Form 10 registration statement is initially filed with the SEC, as applicable, for such Limited Condition Transaction is entered into, delivered or filed (such date, the “LCT Test Date”), and if, after giving effect on a pro forma basis to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four fiscal quarter period ending prior to the LCT Test Date, the Loan Parties could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, conditions that representations and warranties are true and correct, or other provisions, such ratio, test or basket, such Sections and such other provisions shall be deemed to have been complied with; provided that notwithstanding the foregoing,

(i)  with respect to the absence of a Default, Event of Default or specified Event of Default, such requirement shall be satisfied if (x) (A) no Default or Event of Default shall have occurred and be continuing as of the applicable LCT Test Date and (B) no Event of Default pursuant to clauses (a) or (f) of Section VIII shall have occurred and be continuing at the time of consummation of such Limited Condition Transaction and, if applicable, the Borrowing of any Incremental Term Loan used to finance all or a portion of such Limited Condition Transaction,

(ii) in the case of an Incremental Term Loan used to finance all or a portion of a Limited Condition Transaction, such Incremental Term Loan shall be subject to customary “SunGard” or “certain funds” conditionality; and

(iii) except as provided in the proviso in this clause (iii), if the Parent Borrower has made an LCT Election with respect to any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Transaction and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be required to be satisfied (A) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (B) with respect to Restricted Payments, assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated; provided, that any calculation of a leverage ratio in connection with determining the Applicable Margin and determining whether or not the Loan Parties are directly in compliance with Section 7.1 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated (unless such transaction has actually been consummated within the applicable period).

Except in connection with the use of the proceeds of an Incremental Term Loan to finance a Limited Condition Transaction, the foregoing shall not limit the conditions precedent to credit extensions hereunder in connection with a Limited Condition Transaction or otherwise. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket (including due to fluctuations of the target of any Limited Condition Transaction), including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations. For purposes of this Section 1.6, Incremental Term Loans shall not include Term A-2 Loans.

ARTICLE II. AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1 Term Loan Commitments.

(a) Subject to the terms and conditions hereof, each Tranche A Term Loan Lender severally agrees to make a single term loan (a “Tranche A Term Loan”) to the Parent Borrower in Dollars on the Closing Date in an amount equal to the amount of the Tranche A Term Loan Commitment of such Lender.

(b) The Term Loans may from time to time be Term Benchmark Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

(c) Subject to the terms and conditions hereof, each Term A-2 Lender, severally agrees to make a single term loan (a “Term A-2 Loan”) to the Parent Borrower in Dollars during the Term A-2 Commitment Period in an amount equal to the amount of the Term A-2 Commitment of such Lender.

SECTION 2.2 Procedure for Term Loan Borrowing.

(a) The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) prior to 12:00 Noon, New York City time, three Business Days prior to the Closing Date, in the case of Term Benchmark Loans or (ii) prior to 12:00 Noon, New York City time, one Business Day prior to the Closing Date, in the case of ABR Loans) requesting that the Tranche A Term Loan Lenders make the Tranche A Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Loan Lender thereof. On the Closing Date, all Existing Term Loans shall be deemed repaid (including for purposes of Section 2.21 of the Previous Credit Agreement) and such portion thereof that were “ABR Loans” (as defined in the Previous Credit Agreement) shall be reborrowed as Tranche A Term Loans that are ABR Loans by the Parent Borrower and such portion thereof that were “Term Benchmark Loans” (as defined in the Previous Credit Agreement) shall be reborrowed as Tranche A Term Loans that are Term Benchmark Loans by the Parent Borrower.

(b) Not later than 12:00 Noon, New York City time, on the Closing Date, each Tranche A Term Loan Lender shall advance funds to the Administrative Agent as shall be required to (i) repay the Existing Term Loans of the Existing Term Loan Lenders (A) that are not Lenders as of the Closing Date or (B) whose Tranche A Term Loan Commitments are less than their respective outstanding Existing Term Loans as of the Closing Date and (ii) make new Tranche A Term Loans in an amount equal to the balance of the Tranche A Term Loan Commitment held by such Lender such that each Term Loan Lender’s share of outstanding Term Loans on the Closing Date is equal to its Tranche A Term Loan Percentage (after giving effect to the Closing Date). The Administrative Agent shall make available to the Parent Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Loan Lenders pursuant to clause (ii) of the preceding sentence by promptly remitting in immediately available funds the amounts so received to the account of the Parent Borrower specified by the Parent Borrower in the applicable irrevocable notice specified above.

(c) The Parent Borrower shall give the Administrative Agent irrevocable notice (provided that any such notice may be conditioned on the occurrence of a transaction or other event and, if such condition is not satisfied on or prior to the date of the applicable termination or reduction, may be revoked by the Parent Borrower in a written notice to the Administrative Agent) (which notice must be received by the Administrative Agent (i) prior to 12:00 Noon, New York City time, three Business Days prior to the proposed Term A-2 Funding Date or (ii) prior to 12:00 Noon, New York City time, one Business Day prior to the proposed Term A-2 Funding Date, in the case of ABR Loans), requesting that the Term A-2 Lenders make the Term A-2 Loans on the Term A-2 Funding Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term A-2 Lender thereof.

(d)  Not later than 12:00 Noon, New York City time, on the Term A-2 Funding Date, each Term A-2 Lender shall advance funds to the Administrative Agent in an amount equal to its Term A-2 Commitment Percentage of the aggregate Term A-2 Loans to be made on the Term A-2 Funding Date. The Administrative Agent shall make available to the Parent Borrower the aggregate of the amounts made available to the Administrative Agent by the Term A-2 Lenders pursuant the preceding sentence by promptly remitting in immediately available funds the amounts so received to the account of the Parent Borrower specified by the Parent Borrower in the applicable irrevocable notice specified above.

SECTION 2.3 Repayment of Term Loans.

(a) Subject to Sections 2.8(a), the principal amount of each Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in consecutive quarterly installments, each of which shall be in an amount equal to each Lender’s Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment date (after giving effect to any reduction in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12):

Date	Installment Amount
September 30, 2025	$1,250,000
December 31, 2025	$1,250,000
March 31, 2026	$1,250,000
June 30, 2026	$1,250,000
September 30, 2026	$1,250,000
December 31, 2026	$1,250,000
March 31, 2027	$1,250,000
June 30, 2027	$1,250,000
September 30, 2027	$1,875,000
December 31, 2027	$1,875,000
March 31, 2028	$1,875,000
June 30, 2028	$1,875,000
September 30, 2028	$2,500,000
December 31, 2028	$2,500,000
March 31, 2029	$2,500,000
June 30, 2029	$2,500,000
September 30, 2029	$2,500,000
December 31, 2029	$2,500,000
March 31, 2030	$2,500,000
Term Loan Maturity Date	All amounts outstanding in respect of Tranche A Term Loans

(b) The Incremental Term Loans of each Incremental Term Loan Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made.

(c) Subject to Sections 2.8(a), the principal amount of each Term A-2 Loan of each Tranche A Term Loan Lender shall mature in consecutive quarterly installments, each of which shall be in an amount equal to each Lender’s Term A-2 Loan Percentage multiplied by the amount set forth below opposite such installment date (after giving effect to any reduction in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12):

Date	Installment Amount
September 30, 2026	$5,625,000
December 31, 2026	$5,625,000
March 31, 2027	$5,625,000
June 30, 2027	$5,625,000
September 30, 2027	$8,437,500
December 31, 2027	$8,437,500
March 31, 2028	$8,437,500
June 30, 2028	$8,437,500
September 30, 2028	$11,250,000
December 31, 2028	$11,250,000
March 31, 2029	$11,250,000
June 30, 2029	$11,250,000
September 30, 2029	$11,250,000
December 31, 2029	$11,250,000
March 31, 2030	$11,250,000
Term A-2 Loan Maturity Date	All amounts outstanding in respect of Term A-2 Loans

SECTION 2.4 Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof, each USD Revolving Credit Lender severally agrees to make USD Revolving Credit Loans to the Parent Borrower or any Foreign Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such USD Revolving Credit Loans pursuant to Section 2.6) to the sum of (i) such Lender’s USD Revolving Credit Percentage of the L/C Obligations then outstanding and (ii) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s USD Revolving Credit Commitment.

(b) Subject to the terms and conditions hereof, each Multicurrency Revolving Credit Lender severally agrees to make Multicurrency Revolving Credit Loans to the Parent Borrower or any Foreign Subsidiary Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount (including the Dollar Equivalent of any such Multicurrency Revolving Credit Loans denominated in an Optional Currency) at any one time outstanding which does not exceed the amount of such Lender’s Multicurrency Revolving Credit Commitment.

(c) Notwithstanding the foregoing, the aggregate principal amount of all Revolving Credit Loans to Foreign Subsidiary Borrowers outstanding at any time shall not exceed $100,000,000.

(d) During the Revolving Credit Commitment Period, any Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans (i) denominated in Dollars may from time to time be ABR Loans or Term Benchmark Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13 and (ii) denominated in any Optional Currency may from time to time be Term Benchmark Loans or RFR Loans, as applicable, as the Parent Borrower may request in accordance herewith; provided that no Revolving Credit Loan shall be made as a Term Benchmark Loan or RFR Loan after the day that is one month prior to the Revolving Credit Termination Date. All Revolving Credit Loans outstanding under the Previous Credit Agreement on the Closing Date shall remain outstanding to the Parent Borrower hereunder on the terms set forth herein.

(e) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

SECTION 2.5 Procedure for Revolving Credit Borrowing.

(a) The respective Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) shall give the Administrative Agent irrevocable notice (provided that any such notice may be conditioned on the occurrence of a transaction or other event and, if such condition is not satisfied on or prior to the date of the applicable termination or reduction, may be revoked by the Parent Borrower in a written notice to the Administrative Agent) (which notice must be received by the Administrative Agent prior to (i) in the case of Term Benchmark Loans denominated in Dollars, 12:00 Noon, New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date (or three Business Days prior to the requested Borrowing Date in the case of Multicurrency Revolving Credit Loans denominated in Euro), (ii) in the case of RFR Loans denominated in Dollars, 11:00 a.m., New York City time, five U.S. Government Securities Business Days before the date of the requested Borrowing Date (or five RFR Business Days prior to the requested Borrowing date in the case of Multicurrency Revolving Credit Loans denominated in Sterling), and (iii) in the case of ABR Loans, 10:00 a.m., New York City time, on the requested Borrowing Date, specifying (A) the amount and Type of Revolving Credit Loans to be borrowed, (B) the requested Borrowing Date, (C) in the case of any Term Benchmark Loan, the currency thereof and the length of the initial Interest Period therefor, and (D) in the case of a Multicurrency Revolving Credit Loan denominated in an Optional Currency to a Foreign Subsidiary Borrower, the name, jurisdiction of organization and location of the chief executive office of such Foreign Subsidiary Borrower.

(b) Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (i) in the case of ABR Loans and RFR Loans, the equivalent of $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments under the applicable Revolving Credit Facility are less than $1,000,000, such lesser amount) and (ii) in the case of Term Benchmark Loans, the equivalent of $5,000,000 or a whole multiple of the equivalent of $1,000,000 in excess thereof (or comparable amounts of any relevant Optional Currency, as determined from time to time by the Administrative Agent); provided that the Swingline Lender may request, on behalf of the Parent Borrower, borrowings under the Revolving Credit Commitments that are ABR Loans in other amounts pursuant to Section 2.7.

(c) Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the respective Borrower at the applicable Funding Office prior to 12:00 Noon, New York City time (or in the case of Loans denominated in an Optional Currency, prior to 12:00 Noon, Local Time), on the Borrowing Date requested by the Parent Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the respective Borrower by the Administrative Agent crediting the account of the respective Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent. Each Lender, at its option, may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Parent Borrower or any Foreign Subsidiary Borrower, as the case may be, to repay such Loan in accordance with the terms of this Agreement. On the Closing Date, all Existing Revolving Credit Loans shall be deemed repaid (including for purposes of Section 2.21 of the Previous Credit Agreement) and such portion thereof that were “ABR Loans” (as defined in the Previous Credit Agreement) shall be reborrowed as USD Revolving Credit Loans that are ABR Loans by the Parent Borrower and such portion thereof that were “Term Benchmark Loans” (as defined in the Previous Credit Agreement) shall be reborrowed as USD Revolving Credit Loans (or, in the case of any such Existing Revolving Credit Loans that are denominated in an Optional Currency, Multicurrency Revolving Credit Loans) that are Term Benchmark Loans by the Parent Borrower and Revolving Credit Lenders shall advance funds to the Administrative Agent no later than 12:00 Noon, New York City time, on the Closing Date as shall be required to repay the Existing Revolving Credit Loans of Existing Revolving Credit Lenders (i) that are not Lenders as of the Closing Date or (ii) whose aggregate Revolving Credit Commitments are less than their respective outstanding Existing Revolving Credit Loans as of the Closing Date such that each Revolving Credit Lender’s share of outstanding Revolving Credit Loans on the Closing Date in respect of any Revolving Credit Facility is equal to its USD Revolving Credit Percentage in respect of the USD Revolving Credit Facility and its Multicurrency Revolving Credit Percentage in respect of the Multicurrency Revolving Credit Facility (in each case, after giving effect to the Closing Date).

SECTION 2.6 Swingline Commitment.

(a) Subject to the terms and conditions hereof, from time to time during the Revolving Credit Commitment Period, the Swingline Lender may at its sole discretion make a portion of the credit otherwise available to the Parent Borrower under the USD Revolving Credit Commitments by making swing line loans in Dollars (“Swingline Loans”) to the Parent Borrower; provided that (i) the sum of (x) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a USD Revolving Credit Lender), (y) the aggregate principal amount of outstanding USD Revolving Credit Loans made by the Swingline Lender (in its capacity as a USD Revolving Credit Lender) and (z) the L/C Exposure of the Swingline Lender (in its capacity as a USD Revolving Credit Lender) shall not exceed the USD Revolving Credit Commitment of the Swingline Lender (in its capacity as a USD Revolving Credit Lender) then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Parent Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Credit Commitments in respect of the USD Revolving Credit Facility would be less than zero. During the Revolving Credit Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans.

(b) The Parent Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Termination Date and the date that is five Business Days after such Swingline Loan is made; provided that on each date that a USD Revolving Credit Loan is borrowed, the Parent Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such USD Revolving Credit Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

SECTION 2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Parent Borrower desires that the Swingline Lender make a Swingline Loan, it shall give the Swingline Lender irrevocable notice by email or electronically via the banking platform of the Administrative Agent (which notice must be received by the Swingline Lender not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the applicable Funding Office an amount in immediately available funds equal to the amount of the portion (if any) of the requested Swingline Loan it agreed (in its sole discretion) to fund on such date. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Parent Borrower on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each USD Revolving Credit Lender to make, and each USD Revolving Credit Lender hereby agrees to make, a USD Revolving Credit Loan, in an amount equal to such USD Revolving Credit Lender’s USD Revolving Credit Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each USD Revolving Credit Lender shall make the amount of such USD Revolving Credit Loan available to the Administrative Agent at the applicable Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such USD Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Parent Borrower irrevocably authorizes the Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the USD Revolving Credit Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a USD Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in clause (f) of Article VIII shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, USD Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each USD Revolving Credit Lender shall, on the date such USD Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such USD Revolving Credit Lender’s USD Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans of the Swingline Lender then outstanding that were to have been repaid with such USD Revolving Credit Loans.

(d) Whenever, at any time after the Swingline Lender has received from any USD Revolving Credit Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such USD Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each USD Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such USD Revolving Credit Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other USD Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.8 Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Article VIII), the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender made to it and (ii) to the Administrative Agent for the account of the appropriate Term Loan Lender, the unpaid principal amount of each Term Loan of such Term Loan Lender made to it in installments according to the applicable amortization schedule set forth in Section 2.3 (or, in the case of any Incremental Term Loans, the amortization schedule set forth in the applicable Increased Facility Activation Notice) (or such earlier date on which the Loans become due and payable pursuant to Article VIII) (subject to any reductions in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the respective Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.9 Commitment Fees, etc.

(a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the sum of (i) the average daily amount of the Available Revolving Credit Commitment in respect of the Multicurrency Revolving Credit Facility of such Lender and (ii) the average daily amount of the Available Revolving Credit Commitment in respect of the USD Revolving Credit Facility of such Lender, in each case during the period for which payment is made, payable quarterly in arrears on the 15th day following the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower and the Administrative Agent.

SECTION 2.10 Termination or Reduction of Revolving Credit Commitments and Term A-2 Commitments.

~~.~~ (a) The Parent Borrower shall have the right, upon not less than three Business Days’ notice (provided that any such notice may be conditioned on the occurrence of a transaction or other event and, if such condition is not satisfied on or prior to the date of the applicable termination or reduction, may be revoked by the Parent Borrower in a written notice to the Administrative Agent) to the Administrative Agent, to (i) terminate the USD Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments or, from time to time, to reduce the amount of the USD Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments and (ii) terminate the Term A-2 Commitments or, from time to time, to reduce the amount of the Term A-2 Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the (a) the Total USD Revolving Extensions of Credit would exceed the Total USD Revolving Credit Commitments or (b) the Total Multicurrency Revolving Extensions of Credit would exceed the Total Multicurrency Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments or Term A-2 Commitments, as applicable, then in effect.

(b) The Term A-2 Commitments of each Term A-2 Lender shall be automatically and permanently reduced (i) on a dollar-for-dollar basis by the amount of the advance made by such Term A-2 Lender pursuant to Section 2.1(c) on the Term A-2 Funding Date, and any Term A-2 Commitments that are not utilized on such date after giving effect to all fundings on such date shall be automatically and permanently cancelled and (ii) to $0 at 5:00 p.m., New York City time, on the Term A-2 Commitment Termination Date to the extent any Term A-2 Commitments remain outstanding at such time.

SECTION 2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (provided that any such notice may be conditioned on the occurrence of a transaction or other event and, if such condition is not satisfied on or prior to the date of such prepayment, may be revoked by the Parent Borrower in a written notice to the Administrative Agent) delivered to the Administrative Agent (a) at least three Business Days prior thereto, in the case of any Term Benchmark Loan ~~denominated~~ in Dollars, (b) at least five Business Days prior thereto, in the case of any Term Benchmark Loan denominated in Euro, (c) at least five Business Days prior thereto, in the case of any RFR Loan, and (d) on the same Business Day, in the case of any ABR Loan, which notice shall specify the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans or ABR Loans; provided that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the respective Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Subject to the parenthetical contained in the preceding sentence, if any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.11 shall be applied to remaining installments of the Term Loans as directed by the Parent Borrower.

SECTION 2.12 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be issued or incurred by the Parent Borrower or any of its Subsidiaries (excluding any Indebtedness issued or incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(f).

(b) If on any date the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in excess of $25,000,000 from ~~(i)~~ any Asset Sale or ~~(ii)~~ any Recovery Event ~~that, in the case of this clause (ii), yields net proceeds to the Parent Borrower or any of its Subsidiaries from any settlement or payment in excess of $10,000,000, then, unless a Reinvestment Notice shall be delivered in respect thereof~~(and only amounts in excess of such threshold amount shall constitute Net Cash Proceeds), then, such Net Cash Proceeds shall be applied within five Business Days after such receipt toward the prepayment of the Term Loans as set forth in Section 2.12(f); provided that~~,~~ no proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such Net Cash Proceeds in such fiscal year shall exceed $10,000,000 (and only amounts in excess of such threshold amount shall constitute Net Cash Proceeds); provided, further, that such Net Cash Proceeds shall not be required to be prepaid within the time period set forth above in respect of any Reinvestment Event until the Reinvestment Prepayment Date in respect of such Reinvestment Event; provided further notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(f).

(c) [Reserved].

(d) To the extent that at any time (by virtue of changes in the Exchange Rate or otherwise) (i) the Total USD Revolving Extensions of Credit under the USD Revolving Credit Facility or the Total Multicurrency Revolving Extensions of Credit under the Multicurrency Revolving Credit Facility (including the Dollar Equivalent of any such Revolving Extensions of Credit denominated in an Optional Currency) shall exceed the Total Revolving Credit Commitments under such Revolving Credit Facility then in effect or (ii) the aggregate outstanding principal amount of all Revolving Credit Loans to Foreign Subsidiary Borrowers (including the Dollar Equivalent of the aggregate outstanding principal amount of all Multicurrency Revolving Credit Loans denominated in an Optional Currency to Foreign Subsidiary Borrowers) shall exceed $100,000,000, then, in each case, the Borrowers shall, within four Business Days, repay the Revolving Credit Loans under the applicable Revolving Credit Facility or Swingline Loans to eliminate such excess.

(e) [Reserved].

(f) Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.12 shall be applied to remaining installments of the Term Loans as directed by the Parent Borrower. Each prepayment of the Loans pursuant to this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(g) Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary or the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary that is required to be applied to prepay Term Loans pursuant to this Section 2.12, (i) would be prohibited or delayed by any applicable local law (including as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent Borrower or any applicable Domestic Subsidiary (provided that the Parent Borrower shall take commercially reasonable actions available under local law to permit such repatriation) or (ii) repatriation of such amount to the Parent Borrower or any Domestic Subsidiary would result in material adverse tax consequences as determined in good faith by the Parent Borrower (including as a result of any withholding of cash or the upstreaming of cash) with respect to such amount, then in each case, the Parent Borrower shall not be required to apply the portion of such Net Cash Proceeds so affected to prepay the Term Loans at the times provided in clauses (b) and (c) of this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long as clause (i) or (ii) above is applicable, and once clause (i) or (ii) above is no longer applicable, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans to the extent required pursuant to this Section 2.12; provided that no such prepayment of the Term Loans pursuant to this Section 2.12 shall be required in the case of any such Net Cash Proceeds the repatriation of which the Parent Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to ~~a Reinvestment Notice~~this Section 2.12, the Parent Borrower applies an amount equal to the amount of such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary). For the avoidance of doubt, the non-application of any Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary or the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary, in each case, to the extent permitted by this Section 2.12(d), to the prepayment of Term Loans pursuant to clause (b) of this Section 2.12 will not constitute an Event of Default hereunder.

SECTION 2.13 Conversion and Continuation Options.

(a) The Parent Borrower may elect from time to time to convert Term Benchmark Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election; provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Term Benchmark Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Term Benchmark Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Term Benchmark Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility; provided, further, that if the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

SECTION 2.14 Limitations on Term Benchmark Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Term Benchmark Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Term Benchmark Loans comprising each Term Benchmark Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Term Benchmark Tranches shall be outstanding at any one time.

SECTION 2.15 Interest Rates and Payment Dates.

(a) Each Term Benchmark Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Each ABR Loan (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) (1) in the case of Reimbursement Obligations in Dollars, the rate applicable to Revolving Credit Loans that are ABR Loans plus 2%, or (2) in the case of Reimbursement Obligations in an Optional Currency, the Overnight Rate for such Optional Currency plus the Applicable Margin plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (in the case of overdue amounts in Dollars) or the Overnight Rate for the relevant Optional Currency plus the Applicable Margin plus 2% (in the case of an overdue amount in an Optional Currency), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.15 shall be payable from time to time on demand.

SECTION 2.16 Computation of Interest and Fees(a).

(a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of any applicable Benchmark, including the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate and/or an Adjusted Daily Simple RFR, as applicable. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and the calculation of any Statutory Reserves.

SECTION 2.17 Inability to Determine Interest Rate.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.17, if:

(i) the Administrative Agent reasonably determines (A) prior to the commencement of any Interest Period for the Loans in respect of any Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, or the Adjusted EURIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)  the Administrative Agent receives written notice from the Majority Facility Lenders in respect of a Facility that (A) prior to the commencement of any Interest Period for the Loans in respect of any Term Benchmark Borrowing under such Facility, the Adjusted Term SOFR Rate, or the Adjusted EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency, then the Administrative Agent shall give notice thereof (which may be by telephone confirmed in writing) to the Parent Borrower and the relevant Lenders as promptly as practicable thereafter, and until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (x) any request to convert any Loans to, or continue any Loans as, Term Benchmark Loans shall be ineffective, (y) if any borrowing request requests a Term Benchmark Loan in Dollars, such Borrowing shall instead be deemed to be a borrowing request for (I) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.17(a)(i) or (ii) above or (II) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.17(a)(i) or (ii) above and (z) if any borrowing request a Term Benchmark Borrowing or RFR Borrowing in an Optional Currency, in each case, for the relevant Benchmark, such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Loan is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.17(a) with respect to a Relevant Rate applicable to such Loan, then until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, if (x) such Loan is a Term Benchmark Loan denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (I) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.17(a)(i) or (ii) above or (II) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.17(a)(i) or (ii) above, on such day, (y) such Loan is a Term Benchmark Loan denominated in any Optional Currency then, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall bear interest at the Central Bank Rate for the applicable Optional Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Optional Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Optional Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the Parent Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Optional Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (z) such Loan is an RFR Loan denominated in Sterling, such Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans denominated in Sterling, at the Parent Borrower’s election, be immediately either (1) converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) or (2) prepaid in full.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.17), if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement with respect to Dollars is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined with respect to any Agreed Currency in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Facility Lenders in respect of each affected Facility.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Parent Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, or the EURIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings in respect of such Benchmark at or after such time to remove such unavailable or no longer representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for the applicable Benchmark (including a Benchmark Replacement therefor) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for the applicable Benchmark (including a Benchmark Replacement therefor), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings in respect of such Benchmark at or after such time to reinstate such previously removed tenor.

(f) Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period in respect of a Benchmark, the Parent Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans using such Benchmark to be made, continued or converted during such Benchmark Unavailability Period and, failing that, either (x) the Parent Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Optional Currency shall be ineffective. During any Benchmark Unavailability Period in respect of a Benchmark that is used as a component of the Alternate Base Rate or at any time that a tenor for such then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.17, if (i) such Loan is a Term Benchmark Loan denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day, (ii) such Loan is a Term Benchmark Loan denominated in any Optional Currency, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall bear interest at the Central Bank Rate for the applicable Optional Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Optional Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Optional Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Optional Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (iii) such Loan is an RFR Loan denominated in Sterling, such Loan shall bear interest at the Central Bank Rate for Sterling plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected RFR Loans denominated in Sterling shall, at the Parent Borrower’s election, be immediately either (A) converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Optional Currency) or (B) prepaid in full.

SECTION 2.18 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Term A-2 Loan Percentages, Incremental Term Loan Percentages, USD Revolving Credit Percentages or Multicurrency Revolving Credit Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Parent Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loan, Term A-2 Loans and Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Revolving Credit Loans under any Revolving Credit Facility shall be made pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans under such Revolving Credit Facility then held by the Revolving Credit Lenders under such Revolving Credit Facility.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars (or, in the case of any payment of principal or interest on any Multicurrency Revolving Credit Loans denominated in an Optional Currency, the applicable Optional Currency) and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.18(e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower, and, if so recovered, such amount shall no longer be deemed outstanding hereunder.

(f) Unless the Administrative Agent shall have been notified in writing by any Borrower prior to the date of any payment being made hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the respective Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.18(e), 2.18(f), 2.20(g), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any taxes (other than (A) Non-Excluded Taxes in respect of payments under any Loan Document, (B) Other Taxes and (C) taxes in respect of payments under any Loan Document for which a Loan Party is not responsible for the payment of additional amounts under Section 2.20(a)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans (or in the case of (i), any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Parent Borrower shall promptly pay (or shall cause the relevant Borrower to pay) such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that in the event of the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority described in this Section 2.19(a)(i), the Parent Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (and any related calculations).

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations to lend hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor, the Parent Borrower shall pay (or shall cause the relevant Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction provided that the respective Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for costs imposed pursuant to matters set forth in this clause (c) unless it is generally seeking compensation for such costs from similarly situated borrowers under yield protection provisions in credit agreements with such borrowers that provide for such compensation.

(d) If payment in respect of any Multicurrency Revolving Extension of Credit shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or such Optional Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Optional Currency is no longer readily calculable, then, at the election of any affected Lender, the applicable Borrower shall make payment of such Multicurrency Revolving Extension of Credit in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York, and shall indemnify such Lender against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(e) A certificate as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall contain reasonable supporting calculations and an explanation in connection therewith and shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, except to the extent provided for in Section 2.19(b).

SECTION 2.20 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender (x) as a result of such Administrative Agent or such Lender being organized under the laws of, or having its principal office located (or, in the case of a Lender, its applicable lending office located) in the jurisdiction imposing such tax (or any political subdivision thereof), or (y) as a result of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) in the case of a Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.24), or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.20, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Administrative Agent or Lender’s failure to comply with Section 2.20(d), and (iv) withholding taxes imposed under FATCA; provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (x) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (y) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) In addition, the Parent Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Parent Borrower, as promptly as possible thereafter the Parent Borrower shall send to the Administrative Agent, a certified copy of an original official receipt received by the Parent Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If (i) the Parent Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Parent Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section), the Parent Borrower shall indemnify the Administrative Agent and the Lenders within 10 days of demand therefor, for such amounts and any additions to tax, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly executed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in such number of copies as shall be reasonably requested, but in any case not less than two copies: (i) in the case of a Lender that is a beneficial owner, a properly completed and duly executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI, as applicable, (together with any applicable underlying documentation), on which such Non-U.S. Lender shall claim any exemption from or reduction of U.S. federal withholding tax for which such Non-U.S. Lender is eligible; (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender; or (iii) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct and indirect partner. In addition any Non-U.S. Lender shall, to the extent it is legally entitled, deliver to Parent Borrower and the Administrative Agent any other form prescribed by the applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent. Each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Parent Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.20, a Non-U.S. Lender shall deliver any documentation pursuant to this Section 2.20 that such Non-U.S. Lender is not legally prohibited from delivering.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Parent Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender (but, in the case of Non-Excluded Taxes or Other Taxes for which the Parent Borrower is responsible pursuant to paragraph (a) of this Section 2.20, only to the extent that the Parent Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Parent Borrower to do so) and that are payable or paid by the Administrative Agent, together with all additions to tax, interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith; (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any taxes other than Non-Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(h) The agreements in this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21 Indemnity.

(a) With respect to Loans that are not RFR Loans, each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (in each case as reasonably determined by such Lender) that such Lender may sustain or incur as a consequence of (i) default by such Borrower in making a borrowing of, conversion into or continuation of any Term Benchmark Loan after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (except as a result of a notice by the Administrative Agent pursuant to Section 2.17), (ii) default by such Borrower in making any prepayment of or conversion from Term Benchmark Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (iii) the making of a prepayment of any Term Benchmark Loan on a day that is not the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (iv) the assignment of a Term Benchmark Loan on a day that is not the last day of an Interest Period as a result of a request by the Parent Borrower pursuant to Section 2.24. Without limiting the generality of the foregoing, such indemnification shall include the costs and expenses of each Lender that are attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect of the foreign currency exposure attributable to such actual or proposed Term Benchmark Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit in the applicable Agreed Currency for a comparable period with leading banks in the applicable offshore interbank market for such Agreed Currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) With respect to RFR Loans, each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (in each case as reasonably determined by such Lender) that such Lender may sustain or incur as a consequence of (i) the payment by any Borrower of any principal of any RFR Loan other than on an Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith), or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by such Borrower pursuant to Section 2.24. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.22 Illegality.

(a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans to Term Benchmark Loans shall forthwith be cancelled and (ii) each of such Lender’s Loans then outstanding as a Term Benchmark Loan, if any, shall (A) if denominated in Dollars, be converted automatically to an ABR Loan on the last day of the then current Interest Period with respect to such Loan or within such earlier period as required by law and (B) if denominated in an Optional Currency, be repaid by the relevant Borrower on the last day of the then current Interest Periods with respect to such Loan or within such earlier period as required by law. If any such conversion or repayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

(b) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Revolving Credit Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Foreign Subsidiary Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Foreign Subsidiary Borrower, then, upon written notice by such Revolving Credit Lender (each such Revolving Credit Lender providing such notice, an “Impacted Lender”) to the Parent Borrower and the Administrative Agent:

(i) the obligations of the Revolving Credit Lenders hereunder to make extensions of credit to such Foreign Subsidiary Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Parent Borrower and the Administrative Agent in writing that it is no longer unlawful for such Revolving Credit Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Foreign Subsidiary Borrower or (y) to the extent required by law, cancelled;

(ii) if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Revolving Credit Loan to such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall repay (or at its option and to the extent permitted by law, assign to the Parent Borrower) (x) all Revolving Credit Loans outstanding as ABR Loans made to such Foreign Subsidiary Borrower within three Business Days or such earlier period as required by law and (y) all Revolving Credit Loans outstanding as Term Benchmark Loans made to such Foreign Subsidiary Borrower on the last day of the then current Interest Periods with respect to such Term Benchmark Loans or within such earlier period as required by law; and

(iii) if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.

SECTION 2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

SECTION 2.24 Replacement of Lenders under Certain Circumstances. The Parent Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20, (b) becomes a Defaulting Lender or (c) does not consent (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”) to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and pay all other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrower shall be liable to such replaced Lender under Section 2.21 if any Term Benchmark Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the relevant Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender, (x) in any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments and (xi) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.25 Foreign Subsidiary Borrowers.

(a) The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower. Upon satisfaction of the conditions specified in Section 5.3, such Foreign Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Credit Lenders at least five Business Days prior to granting such consent and, if any Revolving Credit Lender notifies the Administrative Agent within five Business Days that it is not permitted by applicable Requirements of Law or any of its organizational policies to make Revolving Credit Loans to, or participate in Letters of Credit for the account of, the relevant Foreign Subsidiary, shall withhold such consent or shall give such consent only upon effecting changes to the provisions of this Article II as are contemplated by paragraph (c) of this Section 2.25 that will assure that such Revolving Credit Lender is not required to make Revolving Credit Loans to, or participate in Letters of Credit for the account of, such Foreign Subsidiary.

(b) So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

(c) In order to accommodate (i) the addition of a Foreign Subsidiary as a Foreign Subsidiary Borrower or (ii) extensions of credit to a Foreign Subsidiary Borrower, in each case, where one or more Revolving Credit Lenders are able and willing to lend Revolving Credit Loans to, and participate in Letters of Credit issued for the account of, such Foreign Subsidiary, but other Revolving Credit Lenders are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Parent Borrower, to effect such changes to the provisions of this Article II as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing procedures for the Revolving Credit Lenders who are so able and willing to extend credit to such Foreign Subsidiaries and for the other Revolving Credit Lenders not to be required to do so. Prior to effecting any such changes, the Administrative Agent shall give all Revolving Credit Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.

SECTION 2.26 Parent Borrower as Agent for Foreign Subsidiary Borrowers.

(a) Each Foreign Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as the borrowing agent and attorney-in-fact for such Foreign Subsidiary Borrower, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by the Parent Borrower that it has resigned such position. Each Foreign Subsidiary Borrower hereby irrevocably appoints and authorizes the Parent Borrower to (i) provide all notices and instructions under this Agreement and (ii) take such action as the Parent Borrower deems appropriate on its behalf to obtain Revolving Credit Loans and the issuance of Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(b) Each Foreign Subsidiary Borrower hereby severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lenders and the Administrative Agent by such Foreign Subsidiary Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders’ or the Administrative Agent’s relying on any instructions of the Parent Borrower on behalf of such Foreign Subsidiary Borrower, except that such Foreign Subsidiary Borrower will have no liability under this subsection 2.26(b) with respect to any liability that is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender or the Administrative Agent.

SECTION 2.27 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.9(a);

(b) the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Loans are outstanding or L/C Obligations exist at the time such Revolving Credit Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective USD Revolving Credit Percentages but only to the extent the sum of all non-Defaulting Lenders’ USD Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ USD Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such excess Swingline Exposure of the Defaulting Lender not reallocated among the non-Defaulting Lenders and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Credit Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ USD Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Credit Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the USD Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.27(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Parent Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s USD Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its USD Revolving Credit Percentage.

SECTION 2.28 Incremental Facilities.

(a)  The Parent Borrower and any one or more Lenders (including New Lenders) may from time to time after the First Amendment Effective Date agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (an “Incremental Term Loan Facility”) or the USD Revolving Credit Commitments or the Multicurrency Revolving Credit Commitments (“Increased Revolving Credit Commitments”; together with any Incremental Term Loan Facility, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, (iii) in the case of Incremental Term Loans, (A) the applicable Incremental Term Maturity Date, (B) the amortization schedule for such Incremental Term Loans, and (C) the Applicable Margin for such Incremental Term Loans; provided that (u) each Incremental Facility shall rank (i) on a pari passu basis with the Tranche A Term Loans and Revolving Credit Loans in right of payment and (ii) on a pari passu basis with the liens securing the Tranche A Term Loans and Revolving Credit Loans in right of security, (v) no Incremental Facility may be (i) guaranteed by any Person which is not a Loan Party or (ii) secured by any assets other than the Collateral, (w) no Default or Event of Default exists or would exist after giving effect to such Incremental Facility and the incurrence of any Loans thereunder on the applicable Increased Facility Closing Date, (x) the maturity date and Weighted Average Life to Maturity of any such Incremental Term Loan Facility shall be no earlier than (or shall be the same as) the maturity date and Weighted Average Life to Maturity, respectively, of the Tranche A Term Loans, (y) the interest rates and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Parent Borrower and the lenders thereunder and (z) any Increased Revolving Credit Commitments shall be on terms and pursuant to documentation applicable to the applicable Revolving Credit Facility (including the maturity date in respect thereof) and any Incremental Term Loan Facility shall be on terms and pursuant to documentation, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Loan Facility, the Tranche A Term Loan Facility (except to the extent permitted by clause (x) and (y) above), reasonably satisfactory to the Administrative Agent (including as to the identity of the New Lenders); provided that if the total yield (calculated for both the Incremental Term Loans and the existing Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below), but excluding any arrangement, structuring, syndication or other similar fees paid by the Parent Borrower) in respect of any Incremental Term Loans exceeds the total yield for the existing Term Loans (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity) by more than 0.50% per annum, the Applicable Margin for the existing Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is 0.50% per annum greater than the total yield for the existing Term Loans. Notwithstanding the foregoing, (1) without the consent of the Required Lenders, the aggregate amount of Incremental Term Loans and Increased Revolving Credit Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed (A) the difference of (1) the greater of (x) $270,600,000 and (y) 100% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements are available (this clause (1), the “Fixed Incremental Basket”) minus (2) the aggregate principal amount (or committed amount in the case of any Increased Revolving Credit Commitments) of Incremental Facilities incurred prior to such date in reliance on the Fixed Incremental Basket, plus (B) the Ratio Incremental Amount and (2) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. The Parent Borrower will be permitted to incur Incremental Facilities under the Fixed Incremental Basket and the Ratio Incremental Amount and proceeds from any such incurrence under the Fixed Incremental Basket and the Ratio Incremental Amount may be utilized, in a single transaction by first calculating the incurrence under the Ratio Incremental Amount and then calculating the incurrence under the Fixed Incremental Basket and, for the avoidance of doubt, any such incurrence under the Fixed Incremental Basket shall not be given pro forma effect for purposes of determining the Consolidated Senior Secured Leverage Ratio for purposes of effectuating the incurrence under the Ratio Incremental Amount.

(b) Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.28(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the applicable Revolving Credit Facility, the Parent Borrower shall borrow Revolving Credit Loans under the relevant increased Revolving Credit Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Revolving Credit Loan (and, in the case of Term Benchmark Loans, of each Term Benchmark Tranche) which would then have been outstanding from such Lender if (i) each such Type or Term Benchmark Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Term Benchmark Tranche requested to be so borrowed or effected had been proportionately increased. The Term SOFR Rate and EURIBOR Rate applicable to any Term Benchmark Loan borrowed pursuant to the preceding sentence shall equal the Term SOFR Rate and EURIBOR Rate then applicable to the Term Benchmark Loans of the other Revolving Credit Lenders in the same Term Benchmark Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Parent Borrower and the relevant Revolving Credit Lender).

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

ARTICLE III. LETTERS OF CREDIT

SECTION 3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other USD Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations (including the Dollar Equivalent of the L/C Obligations denominated in Optional Currencies) would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments in respect of the USD Revolving Credit Facility would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or an Optional Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Parent Borrower (on its own behalf or on behalf of a Foreign Subsidiary Borrower) may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.3 Commissions, Fees and Other Charges.

(a) The relevant Borrower will pay a commission on all undrawn and unpaid Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the USD Revolving Credit Facility, shared ratably among the USD Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the relevant Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees and commissions, the relevant Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s USD Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the respective Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s USD Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate (or, in the case of any such amount in an Optional Currency, the daily average rate for the settlement of obligations between banks in such currency as determined by the Administrative Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the USD Revolving Credit Facility (or, in the case of any such amount in an Optional Currency, the Overnight Rate for such Optional Currency plus the Applicable Margin for Term Benchmark Loans under the USD Revolving Credit Facility). A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the relevant Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided that if the Issuing Lender does not notify the relevant Borrower as provided for above earlier than 9:30 a.m., New York City time, on the date such draft is paid then such reimbursement payment may be made the Business Day immediately subsequent to the date such draft is paid. Each such payment shall be made to the Issuing Lender at its address for notices specified herein or as it may otherwise direct in lawful money of the United States or in the relevant Optional Currency, as the case maybe, and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the relevant Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.15(d); provided that if the Issuing Lender does not notify the relevant Borrower as provided for above earlier than 9:30 a.m., New York City time, on the date such draft is paid, then for such day (and until the next Business Day) all amounts remaining unpaid in respect of such notice shall bear interest the rate set forth in Section 2.15(d). Each drawing under any Letter of Credit shall (unless an event of the type described in subclause (i) or (ii) of clause (f) of Article VIII shall have occurred and be continuing with respect to the relevant Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by such Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

SECTION 3.6 Obligations Absolute. Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the Issuing Lender to such Borrower.

SECTION 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.9 Transitional Provisions. On the Closing Date, the certain letters of credit outstanding under the Previous Credit Agreement as of the Closing Date (the “Existing Facility Letters of Credit”), (i) shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Article III, (ii) the face amount of such Existing Facility Letters of Credit (including the Dollar Equivalent of the Existing Facility Letters of Credit denominated in Optional Currencies) shall be included in the calculation of the available L/C Commitment and the USD Revolving Extensions of Credit, (iii) the provisions of this Article III shall apply thereto, and the Parent Borrower and the USD Revolving Credit Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and (iv) all liabilities of the Parent Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

SECTION 3.10 Cash Collateralization. If on any date the L/C Obligations (including the Dollar Equivalent of the L/C Obligations denominated in Optional Currencies) shall exceed the L/C Commitment, then the Borrowers shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

SECTION 3.11 Currency Adjustments.

(a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in an Optional Currency into the Dollar Equivalent thereof.

(b) Notwithstanding anything to the contrary contained in this Article III, prior to demanding any reimbursement from the L/C Participants pursuant to Section 3.4 in respect of any Letter of Credit denominated in an Optional Currency, the Issuing Lender shall convert the Borrowers’ obligations under Section 3.5 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars, and the obligations in respect of such Letter of Credit shall be Dollar obligations for all purposes thereafter. The Dollar amount of the reimbursement obligation of the Borrowers and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower (and with respect to Section 4.22 only, each Foreign Subsidiary Borrower) hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.1 Financial Condition.

(a) The audited consolidated balance sheets of the Parent Borrower and its Subsidiaries as at December 31, 2023 and December 31, 2024 and the related consolidated statements of income and of cash flows for the fiscal years ended December 31, 2023 and December 31, 2024, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial position of the Parent Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at March 31, 2025 and the related consolidated statements of income and of cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial position of the Parent Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended. All such financial statements, including the related schedules and any notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants (in the case of audited financial statements) or an officer of the Parent Borrower (in the case of unaudited financial statements) and disclosed therein; provided that the unaudited financial statements need not contain footnotes).

(b) As of the date of the most recent financial statements referred to in Section 4.1(a), the Parent Borrower and its Subsidiaries did not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that were not reflected in such financial statements, except as set forth on Part I of Schedule 4.1. During the period from December 31, 2024 to and including the date hereof, there has been no Disposition by the Parent Borrower of any material part of its business or Property, except as set forth on Part II of Schedule 4.1.

SECTION 4.2 No Change. Since December 31, 2024, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.3 Corporate Existence; Compliance with Law. Each of the Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the case of clauses (c) and (d) to the extent that the failure to so qualify and be in good standing or to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 4.4 and (b) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Parent Borrower or any of its Subsidiaries in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law (excluding compliance in the ordinary course of business with the laws and regulations and any other Requirement of Law enforced by the United States Food and Drug Administration, any successor agency thereto, comparable Governmental Authorities, and any compliance with comparable health and safety requirements) or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

SECTION 4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues ~~(a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b)~~ which would reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 No Default. Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.8 Ownership of Property; Liens. Each of the Parent Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and sufficient title to enjoy the benefits of, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

SECTION 4.9 Intellectual Property. Except as set forth on Schedule 4.9, (a) the Parent Borrower and each of its Subsidiaries owns, or is licensed to use or otherwise possess a legally enforceable right to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any material constituent of the Intellectual Property or the validity or effectiveness of any material constituent of the Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim; and (c) to the Parent Borrower’s knowledge, the use of Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the valid rights of any Person in any material respect.

SECTION 4.10 Taxes. Each of the Parent Borrower and each of its Subsidiaries has filed or caused to be filed all U.S. federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than (i) any such taxes, fees or other charges, the amount or validity of which are currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect); no tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge which would reasonably be expected to have a Material Adverse Effect.

SECTION 4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect ~~without prior written notice to the Administrative Agent or~~ for any purpose which violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 4.12 Labor Matters. There are no strikes or other labor disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent Borrower or the relevant Subsidiary.

SECTION 4.13 ERISA. During the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, neither a Reportable Event with respect to a Single Employer Plan nor a failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan has occurred, whether or not waived, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code). Neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is Insolvent.

SECTION 4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

SECTION 4.15 Subsidiaries.

(a) Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than equity compensation granted to employees, consultants, officers or directors, directors’ qualifying shares, Permitted Bond Hedge Transactions and Permitted Warrant Transactions) of any nature relating to the issuance of any Capital Stock of the Parent Borrower or any Subsidiary, except under the Loan Documents.

SECTION 4.16 Use of Proceeds. The proceeds of the Tranche A Term Loans borrowed on the Closing Date shall be used to replace the “Term Loans” outstanding under the Previous Credit Agreement on the Closing Date. The proceeds of the Revolving Credit Loans shall be used to finance in part the Transactions and for the general corporate purposes of the Parent Borrower and its Subsidiaries, including for acquisitions not prohibited by this Agreement and for repurchases of Capital Stock of the Parent Borrower, and to repay revolving loans outstanding under the Previous Credit Agreement. The proceeds of the Term A-2 Loans shall be used to repurchase a portion of the Convertible Notes and pay fees and expenses incurred in connection with such repurchase and the First Amendment. The proceeds of any Incremental Term Loans, Letters of Credit and Swingline Loans shall be used for the general corporate purposes of the Parent Borrower and its Subsidiaries, including for acquisitions not prohibited by this Agreement and for repurchases of Capital Stock of the Parent Borrower.

SECTION 4.17 Environmental Matters. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) would reasonably be expected to have given rise to a release or a threat of release, as regulated or defined, under any Environmental Law.

(b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent Borrower or any of its Subsidiaries (the “Business”). Neither the Parent Borrower nor any of its Subsidiaries has contractually assumed any liability of any other Person under Environmental Laws other than in the ordinary course of business.

(c) Neither the Parent Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability, judicial proceeding or governmental or administrative action or consent decrees or other decrees, consent orders, administrative orders or other orders, regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the properties previously owned or operated by the Parent Borrower or any Subsidiary (the “Former Properties”) during such period of ownership or operation, or arising from or related to the operations of the Parent Borrower or any Subsidiary in connection with the Former Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.

SECTION 4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Closing Date), in each case, when taken as a whole with all supplements and updates thereto on or prior to such date and all public filings made by the Parent Borrower or any of its Subsidiaries on or prior to such date, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading; provided that the foregoing shall not apply to projections, pro forma financial information, forward-looking statements, estimates and information of a general economic or industry-specific nature. The projections, pro forma financial information, forward-looking statements and estimates contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that (a) such projections, pro forma financial information, forward-looking statements and estimates relate to future events, are not to be viewed as fact, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and its Subsidiaries, and are not a guarantee of financial performance and (b) no assurance can be given that any particular projections, pro forma financial information, forward-looking statements or estimates will be realized and actual results during the period or periods covered by such projections, pro forma financial information, forward-looking statements and estimates may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Lender Presentation or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents or in the public filings made by the Parent Borrower and its Subsidiaries. As of the Closing Date, to the best knowledge of the Parent Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

SECTION 4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

SECTION 4.20 Solvency. ~~Each Loan Party is, and~~The Parent Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith ~~will be and will continue to be,~~, are Solvent.

SECTION 4.21 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents (when acting for the Parent Borrower or any of its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions. The Parent Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Parent Borrower and its Subsidiaries, their respective employees ~~and~~, agents and Affiliates, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Parent Borrower and its Subsidiaries, and to the knowledge of the Parent Borrower and its Subsidiaries, their respective officers, employees, directors ~~and~~, agents and Affiliates, are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Parent Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent or Affiliate of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person (other than, in the case of this clause (b)), a Sanctioned Person within the meaning of clause (b) of the definition thereof (or a Person owned or controlled by a Person that is a Sanctioned Person under clause (b) of the definition thereof whose status as a Sanctioned Person does not result in a violation of Sanctions by the Parent Borrower or any of its Subsidiaries). Neither the Parent Borrower nor any of its Subsidiaries will use the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a Person organized in any jurisdiction governed by the laws of the United States, the United Kingdom or in a European Union member state in which the Parent Borrower or any of its Subsidiaries is organized from time to time, or (~~C~~iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 4.22 Outbound Investment. Neither the Parent Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Parent Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were an Outbound Investment U.S. Person or (iii) any other activity that would cause any Administrative Agent or Lender to be in violation of the Outbound Investment Rules or cause any Administrative Agent or Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 4.23 Foreign Subsidiary Borrowers. With respect to each Foreign Subsidiary Borrower party to this Agreement as of the Closing Date:

(a) subject to applicable Requirements of Law, the obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower;

(b) such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts;

(c) neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note;

(d) such Foreign Subsidiary Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note;

(e) the waiver by such Foreign Subsidiary Borrower described in clause (d) of this Section ~~4.22~~4.23 is the legal, valid and binding obligation of such Foreign Subsidiary Borrower, subject to customary qualifications and limitations;

(f) this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note;

(g) it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid; and

(h) the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

SECTION 4.24 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE V. CONDITIONS PRECEDENT

SECTION 5.1 Conditions to the Effectiveness of this Agreement. The amendment and restatement of the Previous Credit Agreement effected hereby and the agreement of each Lender to make the extensions of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)  Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Parent Borrower, each Foreign Subsidiary Borrower party hereto on the date hereof and each Lender (which Lenders shall constitute Required Lenders (as defined under the Previous Credit Agreement)), the “Revolving Credit Commitments” under the Previous Credit Agreement shall have been replaced with the Revolving Credit Commitments hereunder, the Existing Revolving Credit Loans of Existing Revolving Credit Lenders that are not Revolving Credit Lenders hereunder (or whose aggregate Revolving Credit Commitments hereunder are less than their outstanding Existing Revolving Credit Loans) on the Closing Date shall have been repaid, in whole or in part, as applicable (together with accrued interest thereon), and the Existing Term Loans of Existing Term Loan Lenders that are not Term Loan Lenders hereunder (or whose Tranche A Term Loan Commitments hereunder are less than their outstanding Existing Term Loans) on the Closing Date shall have been repaid, in whole or in part, as applicable (together with accrued interest thereon) (provided that Lenders constituting the Required Lenders (as defined in the Previous Credit Agreement) have executed and delivered this Agreement, any Existing Revolving Credit Lender and any Existing Term Loan Lender that is not a Lender under this Agreement shall be deemed to have been replaced under Section 2.24 of the Previous Credit Agreement by the Revolving Credit Lenders and the Term Loan Lenders, as applicable, hereunder).

(b) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received (to the extent invoiced at least three Business Days prior to the Closing Date) all fees and reasonable and documented expenses required to be paid on or before the Closing Date (including the reasonable and documented fees and expenses of one legal counsel) on or before the Closing Date.

(c) Guarantee and Collateral Agreement; Reaffirmation Agreement. The Administrative Agent shall have received (a) the Guarantee and Collateral Agreement dated as of the Closing Date, executed and delivered by an authorized officer of the Parent Borrower and each other Loan Party party thereto and (b) a Reaffirmation Agreement dated as of the Closing Date, executed and delivered by an authorized officer of the Parent Borrower and each other Loan Party that is party to the Guarantee and Collateral Agreement (as defined in the Previous Credit Agreement) immediately prior to the Closing Date.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Parent Borrower and its Subsidiaries are located, and such search shall reveal no liens on any of the assets of the Parent Borrower or any Subsidiary except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(e) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party party to any Loan Document on the Closing Date, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) a long form good standing certificate for each Loan Party (other than the Foreign Subsidiary Borrower party hereto on the Closing Date) from its jurisdiction of organization.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate, dated as of the Closing Date, from an authorized officer of the Parent Borrower, substantially in the form of Exhibit D.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) a customary legal opinion of DLA Piper LLP (US), counsel to the Parent Borrower and its Subsidiaries, that is reasonably satisfactory to the Administrative Agent;

(ii) a customary legal opinion of NautaDutilh N.V., Dutch counsel to Linvatec Nederland B.V., that is reasonably satisfactory to the Administrative Agent; and

(iii) a customary legal opinion of Hollie Foust, general counsel of the Parent Borrower, that is reasonably satisfactory to the Administrative Agent.

(h) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date as if made on and as of such date.

(i)  Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be filed or be in proper form for filing, registration or recordation.

(k) PATRIOT Act, FinCen. (i) The Administrative Agent shall have received, at least three days prior to the Closing Date, all such documentation and other information about the Parent Borrower and the Subsidiary Guarantors as shall have been reasonably requested by the Administrative Agent in writing at least ten Business Days prior to the Closing Date that is required by U.S. bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Closing Date, if any Lender has requested the same in a written notice to the Parent Borrower at least ten Business Days prior to the Closing Date, such Lender shall have received a Beneficial Ownership Certification in relation to such Borrower.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 5.3 Conditions to Initial Loan to Each Foreign Subsidiary Borrower. The agreement of each Revolving Credit Lender to make any Loans or issue any Letters of Credit to any Foreign Subsidiary Borrower that was not a party to this Agreement as of the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Joinder Agreement. The Administrative Agent shall have received a Foreign Subsidiary Borrower Joinder Agreement, substantially in the form of Exhibit I, executed and delivered by such Foreign Subsidiary Borrower and the Parent Borrower.

(b) Opinion. The Administrative Agent shall have received an opinion of counsel for such Foreign Subsidiary Borrower reasonably acceptable to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(c) Other Documents. (i) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Foreign Subsidiary Borrower, the authorization of the transactions contemplated hereby relating to such Foreign Subsidiary Borrower and any other legal matters relating to such Foreign Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent and (ii) to the extent any Foreign Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, on or prior to the date of the effectiveness of the applicable Foreign Subsidiary Borrower Joinder Agreement, if any Lender has requested the same in a written notice to the Parent Borrower at least three Business Days prior to the date of the effectiveness of such Foreign Subsidiary Borrower Joinder Agreement, such Lender shall have received a Beneficial Ownership Certification in relation to such Foreign Subsidiary Borrower.

(d) Additional Representations and Warranties. Unless otherwise agreed by the Administrative Agent, the following representations and warranties shall be true and correct on and as of such date:

(i) Pari Passu. Subject to applicable Requirements of Law, the obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower.

(ii)  No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower, subject to customary qualifications and limitations.

(iii) No Recordation Necessary. This Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(iv) Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

SECTION 6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower and its Subsidiaries, a copy of the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower and its Subsidiaries, the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein; provided that the financial statements referred to in Section 6.1(b) need not contain footnotes).

SECTION 6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clauses (f) and (g), to the Administrative Agent for the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Parent Borrower and its Subsidiaries, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps Inventory or Equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any change of jurisdiction of organization of any Loan Party;

(c) no later than 45 days after the end of each fiscal year of the Parent Borrower and its Subsidiaries, a detailed consolidated budget for the fiscal year in which such budget is delivered (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by such Responsible Officer to be reasonable at the time made, it being recognized by the Lenders that (i) such Projections relate to future events, are not to be viewed as fact, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Borrower and its Subsidiaries, and are not a guarantee of financial performance and (ii) no assurance can be given that any particular Projections will be realized and actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount;

(d) within 45 days (and 90 days in the case of the end of a fiscal year) after the end of each fiscal quarter of the Parent Borrower and its Subsidiaries, either (i) a Form 10-Q or 10-K for the Parent Borrower and its Subsidiaries for such fiscal quarter, which contains a narrative discussion and analysis of the financial condition and results of operations of the Parent Borrower and its Subsidiaries for such fiscal quarter, or (ii) such narrative discussion and analysis;

(e) (i) within five days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and (ii) within five days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may make to, or file with, the SEC; provided that the Parent Borrower shall be deemed to have complied with this clause (e)(ii) if ~~the Parent Borrower provides written notice (which may be in electronic form) of the making or filing of any~~ such financial statements or reports ~~and the same is continuously~~are available on “EDGAR”, the Electronic Data Gathering Analysis and Retrieval system of the SEC, or “http://www.sec.gov/~~edgarhp.htm~~”;

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent; and

(g) promptly following a Borrower’s receipt of any written request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

SECTION 6.3 Payment of Obligations.

(a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be or (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Cause each of the Loan Parties to pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of such Loan Party and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein or (ii) the failure to pay, discharge or otherwise satisfy the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (c) maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such Loan Party against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders (all such insurance shall (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (B) name the Administrative Agent, on behalf of the Lenders, as loss payee, and (C) be reasonably satisfactory in all other respects to the Administrative Agent); and (d) upon written request from the Administrative Agent therefor (which, unless an Event of Default shall have occurred and be continuing, shall be requested not more than once per calendar year), the Parent Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance ~~during the month of November in each calendar year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request~~.

SECTION 6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior written notice, permit representatives of ~~any Lender~~the Administrative Agent, no more than once during any calendar year (unless an Event of Default shall have occurred and be continuing), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any mutually agreed reasonable time ~~and as often as may reasonably be desired~~ and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants. The Parent Borrower shall reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such visit, inspection, or examination conducted pursuant to Section 6.6(b).

SECTION 6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any material Contractual Obligation of the Parent Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding directly affecting the Parent Borrower or any of its Subsidiaries not disclosed in a filing made by a Loan Party with the SEC in which (i) the amount sought from the Parent Borrower and its Subsidiaries is $40,000,000 or more and not covered by insurance or (ii) injunctive or similar relief material to the operations of the Parent Borrower is sought, in each case, as to which the Parent Borrower or any of its Subsidiaries has knowledge or reasonably should have knowledge;

(d) the following events, as soon as possible and in any event within 30 days after the Parent Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan;

(e) any development or event which has had or would reasonably be expected to have a Material Adverse Effect; and

(f) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent Borrower or the relevant Subsidiary proposes to take with respect thereto.

SECTION 6.8 Environmental Laws.

(a) Comply with, and make all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and make all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Additional Collateral, etc.

(a) With respect to any Property acquired after the Closing Date by the Parent Borrower or any of its Material Domestic Subsidiaries (other than (x) any Property described in paragraph (b) or (c) below, (y) any real property and (z) any Property subject to a Lien expressly permitted by Section 7.3(g), (l) (if such Lien was granted in a transaction comparable to that permitted by Section 7.3(g)), (o) or (q) (if such Lien was granted in a transaction comparable to that permitted by Section 7.3(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Material Domestic Subsidiary created (including pursuant to a Division) or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (b), shall include any existing Domestic Subsidiary that (1) becomes or is designated a Material Domestic Subsidiary or (2) ceases to be a Foreign Subsidiary Holdco and is a Material Domestic Subsidiary), the Parent Borrower or the Subsidiary owning the Capital Stock of such new Material Domestic Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Domestic Subsidiary which is owned by the Parent Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Domestic Subsidiary, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements and the execution and filing of intellectual property security agreements, in each case, in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%) created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include (1) any existing Foreign Subsidiary or Foreign Subsidiary Holdco that (A) becomes or is designated a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%) or (B) is a Material Foreign Subsidiary and becomes a Pledge Eligible Foreign Subsidiary (65%) and (2) any Domestic Subsidiary that becomes a Foreign Subsidiary Holdco that is a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%)), the Parent Borrower or the Subsidiary owning the Capital Stock of such Material Foreign Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Foreign Subsidiary that is owned by the Parent Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Material Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if such Capital Stock is certificated, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (d), shall include (1) any existing Foreign Subsidiary or Foreign Subsidiary Holdco that (A) becomes or is designated a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) or (B) is a Material Foreign Subsidiary and becomes a Pledge Eligible Foreign Subsidiary (100%) and (2) any existing Domestic Subsidiary that becomes a Foreign Subsidiary Holdco that is a Material Foreign Subsidiary and a Pledge Eligible Foreign Subsidiary (100%)), the Parent Borrower or the Subsidiary owning the Capital Stock of such new Material Foreign Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Foreign Subsidiary that is owned by the Parent Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if such Capital Stock is certificated, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, (iii) cause such new Material Foreign Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Foreign Subsidiary, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 6.10 Additional Covenants Relating to Collateral.

(a) If any amount in excess of $10,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, deliver, no later than the next succeeding date on which a Compliance Certificate is required to be delivered pursuant to Section 6.2(b)(ii), such Instrument or Chattel Paper ~~immediately~~ to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) ~~Not, except upon 15 days’ prior written notice~~Each of the Parent Borrower and each other Loan Party will deliver (i) on or prior to the next succeeding date on which a Compliance Certificate is required to be delivered pursuant to Section 6.2(b)(ii), to the Administrative ~~Agent and delivery to the Administrative~~ Agent of (A) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for in the Guarantee and Collateral Agreement, and (B) if applicable, a written supplement to Schedule 5 to the Guarantee and Collateral Agreement showing any additional location at which Inventory or Equipment shall be kept~~:~~

(~~(i)  permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5 to the Guarantee and Collateral Agreement, as supplemented (~~other than mobile goods and Inventory and Equipment located temporarily in a UCC financing statement filing jurisdiction the aggregate fair market value of which is less than $75,000,000)~~;~~

, and (ii) no later than the date that is 30 days after such ~~(ii)~~ change, notice to the Administrative Agent of any change in the location of its chief executive office or sole place of business from that referred to in Section 4.4 of the Guarantee and Collateral Agreement~~; or~~

(or from the location otherwise most recently notified to the Administrative Agent), or of any ~~(iii)~~ change in its name, ~~identity~~organizational form or corporate structure to such an extent that, in the case of this clause (ii), any financing statement filed by the Administrative Agent in connection with the Guarantee and Collateral Agreement in respect of such Loan Party would become misleading.

(c) Advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(i) any Lien (other than security interests created hereby or Liens permitted under Section 7.3) on any material portion of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder in any material respect; and

(ii) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

ARTICLE VII. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

SECTION 7.1 Financial Condition Covenants.

(a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending on or after the Closing Date to exceed 3.75 to 1.00.

Notwithstanding the foregoing, if the Parent Borrower or any of its Subsidiaries consummates a Material Acquisition, at the election of the Parent Borrower (the notice of which election shall be given prior to the earlier of (i) the date that is thirty (30) days after consummating the relevant Material Acquisition and (ii) the date by which the Parent Borrower has to deliver financial statements in accordance with Section 6.1(a) or (b) in respect of the fiscal quarter in which such Material Acquisition was consummated), the Consolidated Senior Secured Leverage Ratio may be 0.50 to 1.00 greater than the ratio set forth above for four consecutive fiscal quarters starting with the fiscal quarter in which such Material Acquisition is consummated; provided that (x) such step-up shall be permitted only twice during the term of this Agreement and (y) there shall be at least two fiscal quarters in between any such step-ups.

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending on or after the Closing Date to exceed 5.50 to 1.00. Notwithstanding the foregoing, if the Parent Borrower or any of its Subsidiaries consummates a Material Acquisition, at the election of the Parent Borrower (the notice of which election shall be given prior to the earlier of (i) the date that is thirty (30) days after consummating the relevant Material Acquisition and (ii) the date by which the Parent Borrower has to deliver financial statements in accordance with Section 6.1(a) or (b) in respect of the fiscal quarter in which such Material Acquisition was consummated), the Consolidated Total Leverage Ratio may be 0.50 to 1.00 (or such lesser amount as is required to comply with clause (x) of the proviso below) greater than the ratio set forth above for four consecutive fiscal quarters starting with the fiscal quarter in which such Material Acquisition is consummated; provided that (x) the required Consolidated Total Leverage Ratio that would apply as a result of any such step-up shall be no more than 6.00 to 1.00, (y) such step-up shall be permitted only twice during this Agreement and (z) there shall be at least two fiscal quarters in between any such step-ups.

(c) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending on or after the Closing Date to be less than 2.75 to 1.00.

(d) Liquidity. From and after the date that is 91 days prior to the earliest scheduled maturity date of the Convertible Notes and so long as the aggregate outstanding principal amount of the Early Maturing Debt is in excess of $200,000,000, permit the Liquidity at any time to be less than the sum of (i) $75,000,000 plus (ii) the aggregate outstanding principal amount of the Early Maturing Debt.

SECTION 7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary Guarantor to the Parent Borrower or any other Subsidiary;

(c) Indebtedness secured by Liens permitted by Section 7.3(g); provided that the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenants contained in Section 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance;

(d) Finance Lease Obligations in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets (measured on the date of incurrence of such Finance Lease Obligations) at any one time outstanding;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

(f) guarantees made in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor;

(g) Indebtedness of the Parent Borrower or its Subsidiaries on account of industrial revenue bonds in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets (measured on the date of incurrence of such Indebtedness) at anyone one time outstanding;

(h) guarantees made in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of lease obligations of their customers in respect of Equipment sold by the Parent Borrower or any of its Subsidiaries to a third party and then leased to such customer in an aggregate amount outstanding at any time not to exceed the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets (measured on the date of incurrence of such Indebtedness);

(i) Indebtedness in respect of letters of credit (not otherwise permitted under this Section 7.2) outstanding in the ordinary course of business in an aggregate face amount not to exceed the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets (measured on the date of incurrence of such Indebtedness);

(j) Indebtedness of (i) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (ii) any Subsidiary Guarantor to any Subsidiary that is not a Loan Party;

(k) Indebtedness of any Foreign Subsidiary or Foreign Subsidiary Holdco to the Parent Borrower or any other Subsidiary (so long as no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness); provided that (i) the requirements of Section 6.9 are satisfied and (ii) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of (A) $150,000,000 and (B) 10.0% of Consolidated Total Tangible Assets (measured on the date of incurrence of such Indebtedness); provided, further, that any Indebtedness permitted by this Section 7.2(k) shall be evidenced by a note or similar instrument and pledged in accordance with Section 6.9 and the Guarantee and Collateral Agreement;

(l) (i) Permitted Unsecured Indebtedness; provided that (x) at the time of, and after giving effect to, the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (y) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1(b), in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period, and (ii) any guarantee by any Subsidiary in respect of any Permitted Unsecured Indebtedness; provided that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Unsecured Indebtedness and (y) any such guarantee in respect of Permitted Unsecured Indebtedness shall be unsecured;

(m) Indebtedness incurred in connection with or in substitution or replacement of a Receivables Transfer Program in an aggregate principal amount not to exceed the greater of (x) $125,000,000 and (y) 7.5% of Consolidated Total Assets (measured on the date of incurrence of such Indebtedness);

(n) (i) Permitted Subordinated Indebtedness; provided that the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1(b), recomputed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period and (ii) any guarantee by any Subsidiary in respect of any Permitted Subordinated Indebtedness; provided that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Subordinated Indebtedness and (y) any such guarantee shall be subordinated to the prior payment in full of the Obligations on the same basis as the related Permitted Subordinated Indebtedness;

(o) unsecured Indebtedness not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed the greater of (i) $60,000,000 and (ii) 3.25% of Consolidated Total Assets (measured on the date of incurrence of such Indebtedness);

(p) (i) Obligations under or in respect of interest rate Swap Agreements up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time, (ii) Obligations owing under Swap Agreements entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes, (iii) Obligations in respect of Swap Agreements entered into in connection with any Permitted Bond Hedge Transaction and (iv) Obligations in respect of Swap Agreements entered into in connection with any Permitted Warrant Transaction;

(q) [reserved];

(r) Indebtedness in respect of the Convertible Notes and any Permitted Refinancing thereof; and

(s) Indebtedness of the Parent Borrower and its Subsidiaries assumed in connection with Permitted Business Acquisitions or similar Investments so long as (i) after giving effect to the assumption of such Indebtedness and such Permitted Business Acquisition on a pro forma basis as of the last day of the most recent period of four consecutive fiscal quarters have been delivered, the Parent Borrower shall be in compliance, on a pro forma basis with the financial covenants contained in Section 7.1(a) and (b), in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period, (ii) before and after giving effect thereto, no Event of Default shall have occurred and be continuing and (iii) any such Indebtedness shall be unsecured or secured only by a mortgage, purchase money security interest, Finance Lease Obligation or similar arrangement on the Property acquired in connection with such Permitted Business Acquisition or similar Investment (and any accessions thereto or improvements thereon), and no Lien shall extend to cover any other Property of the Parent Borrower or any Subsidiary Guarantor.

For purposes of determining compliance with this Section 7.2, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Section 7.2(a) through (s) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 7.2(a) through (s), the Parent Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.2 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses.

SECTION 7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or charges not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and Liens securing judgments to the extent not constituting an Event of Default pursuant to clause (h) of Article VIII;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f) (and any replacements or extensions thereof), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens upon real and/or tangible personal Property acquired after the Closing Date (by purchase, construction or otherwise) by the Parent Borrower or any of its Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property and permitted by Section 7.2; provided that (A) no such Lien shall extend to or cover any Property of the Parent Borrower or such Subsidiary other than the Property so acquired or financed, and (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Responsible Officer) of such Property at the time it was acquired (by purchase, construction or otherwise);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Parent Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignment arrangements entered into by the Parent Borrower or its Subsidiaries in the ordinary course of business;

(k) Liens in favor of banking institutions encumbering the deposits (including the right of setoff) held by such banking institutions in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Liens on property or assets acquired pursuant to any Permitted Business Acquisition or similar Investment, or on property or assets of a Person in existence at the time such Person is acquired pursuant to such Permitted Business Acquisition or similar Investment or otherwise becomes a Subsidiary of the Parent Borrower; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.2, (ii) such Liens are not created in anticipation of such Permitted Business Acquisition or similar Investment or such Person otherwise becoming a Subsidiary of the Parent Borrower and do not attach to any other asset of the Parent Borrower or any of its Subsidiaries other than any replacements of such property or assets and accessions thereto and proceeds thereof, or, in the case of any acquired Subsidiary, after-acquired property of such Person of the same type and consistent with that contemplated at the time such original Lien was created and (iii) such Liens secure no greater principal amount of Indebtedness than the aggregate principal amount of the Indebtedness, if any, secured by such Liens on the date of such Permitted Business Acquisition or similar Investment or date on which such Person otherwise becomes a Subsidiary;

(m) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Parent Borrower and all Subsidiaries) the greater of (A) $50,000,000 and (B) 3.0% of Consolidated Total Assets (measured on the date of incurrence of such Liens);

(n) Liens securing Indebtedness permitted by Section 7.2(e) on the real property of the Parent Borrower or its Subsidiaries in Largo, Florida;

(o) Liens on accounts receivable or related ancillary rights and assets sold, transferred, encumbered or otherwise disposed of, or purported to have been sold, transferred, encumbered or otherwise disposed of pursuant to a Receivables Transfer Program in accordance with Section 7.5(k); and

(p) Liens in the nature of escrow arrangements for deferred payments to be made in connection with a Permitted Business Acquisition to the extent such payments constitute amounts permitted under Section 7.8(k) and the rights of any beneficiary thereunder.

For purposes of determining compliance with this Section 7.3, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 7.3(a) through (~~q~~p) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 7.3(a) through (p), the Parent Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

SECTION 7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), consummate a Division as the Dividing Person or Dispose of all or substantially all of its Property or business except:

(a) (i) any Subsidiary may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving Person), any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person) or an entity that will become a Subsidiary Guarantor following a Permitted Business Acquisition; (ii) any Subsidiary (other than a Subsidiary Guarantor) may be merged or consolidated with or into a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person), (iii) any Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, any assets of the applicable Dividing Person not held by the Dividing Person or one of more Wholly-Owned Subsidiaries are held by Persons to whom such assets could have been transferred in compliance with Section 7.5 immediately prior to the consummation of the Division (provided that (w) any Division consummated in reliance on clause (iii) above shall be deemed to be a utilization of the applicable baskets in Section 7.5, (x) any such Division of a Material Domestic Subsidiary shall only be permitted if each Division Successor is a Material Domestic Subsidiary that is (or upon consummation of such Division becomes) a Loan Party, (y) any such Division of a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) shall only be permitted if each Division Successor is a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) and (z) any such Division of a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%) shall only be permitted if each Division Successor is a Material Foreign Subsidiary that is either a Pledge Eligible Foreign Subsidiary (100%) or a Pledge Eligible Foreign Subsidiary (65%)) and (iv) the Parent Borrower may be merged or consolidated with or into any Subsidiary; provided that if the Parent Borrower shall not be the continuing or surviving Person (any such continuing or surviving Person, the “Successor Borrower”), (w) the Successor Borrower shall be an entity organized or existing under the laws of the United States or any state or other political subdivision thereof, (x) the Successor Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (y) each Loan Party other than the Parent Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its guarantee of, and grant of any Liens as security for, the Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (z) the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided, further, that (1) no Event of Default exists after giving effect to such merger or consolidation, and (2) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement and the other Loan Documents and shall become the “Parent Borrower” for all purposes of the Loan Documents; and provided, further, that the Parent Borrower agrees to provide, within three Business Days of any request therefor, (A) any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (B) to any Lender that requests the same in writing through the Administrative Agent, a Beneficial Ownership Certification in relation to the Successor Borrower;

(b) (i) any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Subsidiary Guarantor in which the Parent Borrower has an equal or higher direct or indirect ownership percentage and (ii) any Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Loan Party in which the Parent Borrower has an equal or higher direct or indirect ownership percentage or any Subsidiary Guarantor;

(c) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary (provided that if (1) one such Subsidiary is a Wholly-Owned Foreign Subsidiary, such Wholly-Owned Foreign Subsidiary shall be the continuing or surviving Person, (2) one such Subsidiary is a Pledge Eligible Foreign Subsidiary (65%), such Pledge Eligible Foreign Subsidiary (65%) shall be the continuing or surviving Person or the continuing or surviving Person shall be designated a Pledge Eligible Foreign Subsidiary (65%) and (3) one such Subsidiary is a Pledge Eligible Foreign Subsidiary (100%), the Pledge Eligible Foreign Subsidiary (100%) shall be the continuing or surviving Person or the continuing or surviving Person shall be designated a Pledge Eligible Foreign Subsidiary (100%)); and

(d) to the extent permitted by Section 7.5.

SECTION 7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other Disposition of Inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of the Capital Stock of (i) any Subsidiary to the Parent Borrower or any Subsidiary Guarantor, (ii) any Subsidiary (other than a Subsidiary Guarantor) to any Subsidiary Guarantor and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary;

(e) the sale or transfer of any Capital Stock of any Subsidiary that is not a Loan Party acquired pursuant to a Permitted Business Acquisition to any other Subsidiary;

(f) ~~any Asset Sale~~other Dispositions of assets (including ~~any sale and leaseback transactions permitted by Section 7.11) or Recovery Event~~Capital Stock); provided that (~~i~~A) ~~the aggregate~~any such Disposition shall be for fair market value ~~of all assets sold in connection with Asset Sales in reliance on this clause (f) shall not exceed (x) 10% of Consolidated Total Assets (measured as of the last day of the immediately preceding fiscal year of~~, (B) at least 75% of the total consideration for any such Disposition received by the Parent Borrower and its Subsidiaries ~~for which audited financial statements are available) in any fiscal year and (y) 20% of Consolidated Total Assets (measured as of the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, but tested only at incurrence) in the aggregate during any four-year rolling period and (ii) the aggregate amount of Consolidated EBITDA attributable to all assets sold in connection with Asset Sales in reliance on this clause (f) shall not exceed (x) 7.5% of Consolidated EBITDA (measured based on Consolidated EBITDA for the immediately preceding fiscal year of the Parent Borrower and its Subsidiaries for which audited financial statements are available) in any fiscal year and (y) 15% of Consolidated EBITDA (measured based on Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries for which financial statements are available, but tested only at incurrence) in the aggregate during any four-year rolling period; provided, further, that~~shall be in the form of cash or Cash Equivalents, (C) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (D) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection ~~with such Asset Sale or Recovery Event;~~therewith; provided, however, that for purposes of clause (B) above, the following shall be deemed to be cash: (I) any liabilities (as shown on the Parent Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and its Subsidiaries shall have been validly released by all applicable creditors in writing, (II) any securities received by the Parent Borrower or such Subsidiary from such transferee that are converted by the Parent Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (III) any Designated Non-Cash Consideration received by the Parent Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(f) that is at that time outstanding, not to exceed the greater of (x) $27,060,000 and (y) 10% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements are available (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(g) monetary payments made in the ordinary course of business;

(h) the sale or discount without recourse of accounts receivable arising in the ordinary course of business of the Parent Borrower or its Subsidiaries in connection with the compromise or collection thereof;

(i) the sale or issuance of a minimal number of any Foreign Subsidiary’s Capital Stock to a foreign national to the extent required by local law in a jurisdiction outside the United States;

(j) any Disposition of Property or business or series of related Dispositions of Property or businesses which yields net proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of less than the greater of (x) $25,000,000 and (y) 1.5% of Consolidated Total Assets (measured on the date of such Disposition);

(k) the sale, transfer, encumbrance or other disposition of accounts receivable or related ancillary rights and assets pursuant to a Receivables Transfer Program;

(l) the sale, transfer, encumbrance or other disposition of securities or related ancillary rights and assets pursuant to sales, marketing and distribution arrangements;

(m) Dispositions of Property from the Parent Borrower or a Subsidiary Guarantor to the Parent Borrower or another Subsidiary Guarantor; ~~and~~

(n) Dispositions of Property from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party~~.~~; and

(o) to the extent constituting a Disposition, Restricted Payments not prohibited by Section 7.6, and Investments not prohibited by Section 7.8.

Any Collateral which is sold, transferred or otherwise conveyed pursuant to this Section 7.5 to a Person other than the Parent Borrower and its Subsidiaries shall, upon the consummation of such sale in accordance with the terms of this Agreement and the other Loan Documents, be released from the Liens granted pursuant to the Security Documents and each Lender hereby authorizes and instructs the Administrative Agent to take such action as the Parent Borrower reasonably may request to evidence such release.

SECTION 7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

(a) that (i) any Subsidiary that is not a Loan Party may make Restricted Payments to the Parent Borrower or any Wholly-Owned Subsidiary and (ii) any Subsidiary Guarantor may make Restricted Payments to the Parent Borrower or any Subsidiary Guarantor;

(b) (i) repurchases of Capital Stock made in order to fulfill the obligations of the Parent Borrower or any Subsidiary under an employee or director stock purchase plan or similar plan covering employees of the Parent Borrower or any Subsidiary as from time to time in effect and (ii) cash payments made in lieu of issuing fractional shares of Borrower’s Capital Stock, in an aggregate amount for purposes of clauses (i) and (ii) not to exceed $25,000,000 per year;

(c) redemptions of Capital Stock in connection with a rights plan adopted by the Board of Directors of the Parent Borrower in an aggregate amount equal to $25,000,000 since the Closing Date;

(d) the Parent Borrower may make Restricted Payments in any fiscal year in an aggregate amount not to exceed $40,000,000;

(e) so long as (i) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis (giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, is no greater than 3.50 to 1.00 and (ii) no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments in an unlimited amount;

(f) the Parent Borrower may (i) pay any premium or other amount in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction and (ii) make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof); and

(g) the Parent Borrower or any Subsidiary Borrower may make any Restricted Payments and/or payments or deliveries in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Parent Borrower or any such Subsidiary Borrower) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Permitted Unsecured Indebtedness (including making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof).

SECTION 7.7 [Reserved]

SECTION 7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person (collectively, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees or directors of the Parent Borrower or its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding; provided, however that this provision shall not limit key man insurance;

(e) the investment by the Parent Borrower or its Subsidiaries of accounts receivable or related rights and assets pursuant to a Receivables Transfer Program into a Subsidiary;

(f) Investments made by the Parent Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) Investments by the Parent Borrower or any of its Subsidiaries in the Parent Borrower or any Subsidiary Guarantor in the ordinary course of business;

(h) Investments (including debt obligations and Capital Stock) by the Parent Borrower or its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower or any Subsidiary may make advances, loans or extensions of credit to any Foreign Subsidiary or Foreign Subsidiary Holdco; provided that the Indebtedness of such Foreign Subsidiary or Foreign Subsidiary Holdco is permitted under Section 7.2(k);

(j) in addition to Investments otherwise permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing, Investments by the Parent Borrower or any of its Subsidiaries; provided that (x) to the extent such Investments consist of equity investments (by way of capital contribution or otherwise) in any Subsidiary, the requirements of Section 6.9 are satisfied and (y) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis (giving effect to such Investments and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, is no greater than the Consolidated Senior Secured Leverage Ratio that is 0.25x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a);

(k) other Investments constituting Permitted Business Acquisitions;

(l) in addition to Investments otherwise permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing, Investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed the greater of (x) $75,000,000 and (y) 3.5% of Consolidated Total Assets (measured on the date of the making of such Investment) at any time outstanding; and

(m) to the extent constituting Investments, any (i) interest rate Swap Agreements in the ordinary course of business up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time, (ii) Swap Agreements in the ordinary course of business entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes or (iii) Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

For purposes of this Agreement, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale, but not in excess of the amount of the initial Investment).

SECTION 7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc.

(a) Make or offer to make any voluntary payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds (any such action, a “Prepayment”) with respect to Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness, unless (i) both immediately prior to and immediately after giving effect to any such Prepayment, no Default or Event of Default shall have occurred and be continuing, and (ii) the Parent Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such Prepayment, with the financial covenants contained in Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, except this Section 7.9(a) shall not limit payments or deliveries by the Parent Borrower or any Subsidiary Borrower in shares of common stock (or other securities or property following a merger event or other change of the common stock of the Parent Borrower or any such Subsidiary Borrower) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Permitted Unsecured Indebtedness (including making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof).

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Permitted Subordinated Indebtedness (i) which amends or modifies the subordination provisions contained therein; (ii) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (iii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Parent Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions; or (iv) which otherwise adversely affects the interests of the Lenders as senior creditors or the interests of the Lenders under this Agreement or any other Loan Document in any respect.

(c) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Permitted Unsecured Indebtedness (i) which shortens the fixed maturity so that any part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date (provided, however, that, if the Parent Borrower or any Subsidiary Guarantor has the right to elect to pay, or elects to pay, the principal amount of any such Permitted Unsecured Indebtedness in cash upon a holder’s exercise of its conversion or exchange right under such Permitted Unsecured Indebtedness, such right or payment is not limited by this clause (i)); (ii) which adds any financial maintenance covenant, (iii) [reserved]; (iv) which relates to the events of default under the documents or instruments evidencing such Indebtedness and that results in such Indebtedness having events of default that are materially more favorable to the holders of such Indebtedness than the events of default set forth in this Agreement; or (v) which, in the reasonable judgment of the Parent Borrower, results in the covenants under the documents or instruments evidencing such Indebtedness that were not generally customary for similarly situated issuers in capital markets transactions at the time such Indebtedness was issued.

(d) Amend its certificate of incorporation in any manner materially adverse to the Lenders without the prior written consent of the Required Lenders.

SECTION 7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among the Parent Borrower and the Subsidiary Guarantors) that involves consideration in excess of $2,500,000 for such transaction unless such transaction is (a) not otherwise prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, except that this Section 7.10 shall not prohibit (i) the sale, transfer, encumbrance or other disposition by the Parent Borrower or its Subsidiaries to a Subsidiary of accounts receivable or related ancillary rights or assets, or interests therein, pursuant to a Receivables Transfer Program, (ii) overhead and other ordinary course allocations of costs and services on a reasonable basis, (iii) allocations of tax liabilities and other tax-related items among the Parent Borrower and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, (iv) any incurrence of Indebtedness not prohibited by Section 7.2, (iii) any Restricted Payment not prohibited by Section 7.6, (iv) any Investment permitted by Section 7.8 specifically contemplated by Section 7.8 to be made among Affiliates or (v) transactions between or among the Parent Borrower and its Subsidiaries in the ordinary course of business which are pursuant to customary transfer pricing arrangements or for the achievement of operating efficiencies (but not involving (x) an Investment not specifically contemplated by Section 7.8 to be made among Affiliates or (y) an Asset Sale not otherwise permitted under this Agreement).

SECTION 7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary, except in respect of assets the aggregate fair market value of which does not exceed the greater of (x) $75,000,000 and (y) 3.5% of Consolidated Total Assets (measured on the date of such sale and leaseback transaction).

SECTION 7.12 Limitation on Changes in Fiscal Periods. Change the Parent Borrower’s or any Subsidiary’s method of determining fiscal quarters or fiscal years.

SECTION 7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Finance Lease Obligations otherwise permitted hereby or Liens permitted by Sections 7.3(f), (g), or (l) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreement entered into in connection with a Receivables Transfer Program that prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the accounts receivable or related ancillary rights or assets, or interests therein, sold, transferred, encumbered or otherwise disposed of pursuant to such Receivable Transfer Program.

SECTION 7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Parent Borrower or any other Subsidiary or (c) transfer any of its assets to the Parent Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any restrictions imposed pursuant to a Receivables Transfer Program with respect to a Subsidiary established solely for the purpose of a Receivables Transfer Program.

SECTION 7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement or which are reasonably related thereto.

SECTION 7.16 Limitation on Use of Proceeds. Request any Loan or Letter of Credit, and the Parent Borrower shall not use, shall procure that its Subsidiaries shall not use, and shall use its reasonable best efforts to procure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a Person organized in any jurisdiction governed by the laws of the United States, the United Kingdom or in a European Union member state in which the Parent Borrower or any of its Subsidiaries is organized from time to time, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.17 Outbound Investment Rules

(a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were an Outbound Investment U.S. Person or (iii) any other activity that would cause any Administrative Agent or Lender to be in violation of the Outbound Investment Rules or cause any Administrative Agent or Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any covenant contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Article VII; or

(d) Any Loan Party shall default in the observance or performance of any other covenant contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period of 30 days after receipt by the Parent Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(e) The Parent Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace (not to exceed 31 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default if the Indebtedness is in respect of any Permitted Warrant Transaction or unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; provided, further that this clause (e) shall not apply to any Permitted Unsecured Indebtedness to the extent such default, event or condition occurs as a result of (x) the satisfaction of a conversion contingency, (y) the exercise by a holder of Permitted Unsecured Indebtedness of a conversion right resulting from the satisfaction of a conversion contingency or (z) a required repurchase under such Permitted Unsecured Indebtedness; or

(f) (i) The Parent Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition which shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any material provision of any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any material Lien created by any of the Security Documents in respect of assets shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that any loss of perfection or priority results from the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or as a result of a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner; or

(j) Any material provision of the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (A) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Parent Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Parent Borrower’s directors; or (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors (provided that, for the avoidance of doubt, subject to Section 10.1(c), any amendment, supplement, modification or waiver of this clause (k) shall require the consent only of each Loan Party and the Required Lenders (and no other Person)); or

(l) Any Permitted Subordinated Indebtedness or any guarantee thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the documents evidencing such Permitted Subordinated Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee, if any, in respect of such Permitted Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of such Permitted Subordinated Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Facility Lenders in respect of any Revolving Credit Facility, the Administrative Agent may, or upon the request of the Majority Facility Lenders in respect of any Revolving Credit Facility, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments under such Revolving Credit Facility to be terminated forthwith, whereupon the Revolving Credit Commitments under such Revolving Credit Facility shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

ARTICLE IX. THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Administrative Agent.

SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Without limiting the foregoing, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders and, without limiting the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender, in each case made by any other Lender.

SECTION 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 9.9 Successor Administrative Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under clause (a) or clause (f) of Article VIII with respect to the Parent Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Parent Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement, which has been consented to in accordance with Section 10.1 or in accordance with Section 10.17.

SECTION 9.11 No Other Duties. Notwithstanding anything herein to the contrary, none of the Arrangers, the Lead Arranger, the syndication agent or the co-documentation agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

SECTION 9.12 Acknowledgements of Lenders and Issuing Lenders.

(a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing the other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide the other facilities set forth herein as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise, individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.12(c) shall be conclusive, absent manifest error.

(d) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e) The Parent Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party.

(f) Each party’s obligations under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 9.13 Borrower Communications. (a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”). As used in this Section 9.13, “Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the First Amendment Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and each Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Lenders and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE X. MISCELLANEOUS

SECTION 10.1 Amendments and Waivers.

(a) Subject to Section 2.17(b), (c) and (d), neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or the Administrative Agent (with the written consent of the Required Lenders) and each Loan Party party to the relevant Loan Document, may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive all or any portion of the principal amount or any accrued but unpaid interest, or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, permit the duration of any Interest Period to be beyond six months, amend or modify the definition of “Optional Currency” to include additional foreign currencies, amend or modify the last sentence of Section 2.25(a), or increase the amount or extend the expiration date of any Revolving Credit Lender’s Commitment in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantor from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (C) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (D) amend, modify or waive any provision of Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby; (E) reduce the amount of Net Cash Proceeds required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each affected Term Loan Facility; (F) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Sections 2.6 and 2.7, without the express written consent of the Swingline Lender; (H) amend, modify or waive any provision of Article III without the written consent of the Issuing Lenders, (I) change the payment waterfall provisions of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each affected Lender, (J) subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Secured Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 7.3(f)), without the written consent of each Lender directly affected thereby ~~or~~ ,(K) subordinate the Obligations (or any Class thereof) in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby or (L) amend or waive the conditions precedent set forth in Section 5.2 to an extension of credit under the Term A-2 Facility without the written consent of the Majority Facility Lenders with respect to the Term A-2 Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. For the avoidance of doubt, subject to clause (c) of this Section 10.1, any amendment, supplement, modification or waiver of clause (k) of Article VIII shall require the consent only of each Loan Party and the Required Lenders (and no other Person).

(b) Notwithstanding the foregoing, (i) this Agreement may be amended with the written consent of the Parent Borrower, the Administrative Agent and the USD Revolving Credit Lenders providing Extended USD Revolving Credit Commitments (as defined below) under the Extended USD Revolving Credit Facility (as defined below) to permit the extension of the USD Revolving Credit Facility beyond the original Revolving Credit Termination Date (as extended, the “Extended USD Revolving Credit Facility”) and the Loans thereunder (“Extended USD Revolving Credit Loans” and the commitments thereunder, “Extended USD Revolving Credit Commitments”); provided that (A) no Default or Event of Default has occurred and is continuing or would result from any such extension of the Revolving Credit Termination Date, (B) the aggregate Extended USD Revolving Credit Commitment shall not exceed the Total USD Revolving Credit Commitments in effect immediately prior to any such extension without the consent of the Required Lenders, (C) no USD Revolving Credit Lender shall have any obligation to participate in any extension described in this paragraph unless it agrees to do so in its sole discretion, (D) the USD Revolving Credit Commitments of any nonparticipating Revolving Credit Lender shall terminate and the USD Revolving Credit Loans of such Lender shall be due and payable on the original Revolving Credit Termination Date or such other date specified by Article VIII and (E) all other terms applicable to such Extended USD Revolving Credit Loans (other than terms relating to pricing) shall be substantially identical to those applicable to the USD Revolving Credit Loans, and (ii) this Agreement may be amended with the written consent of the Parent Borrower, the Administrative Agent and the Multicurrency Revolving Credit Lenders providing Extended Multicurrency Revolving Credit Commitments (as defined below) under the Extended Multicurrency Revolving Credit Facility (as defined below) to permit the extension of the Multicurrency Revolving Credit Facility beyond the original Revolving Credit Termination Date (as extended, the “Extended Multicurrency Revolving Credit Facility”) and the Loans thereunder (“Extended Multicurrency Revolving Credit Loans” and the commitments thereunder, “Extended Multicurrency Revolving Credit Commitments”); provided that (A) no Default or Event of Default has occurred and is continuing or would result from any such extension of the Revolving Credit Termination Date, (B) the aggregate Extended Multicurrency Revolving Credit Commitment shall not exceed the Total Multicurrency Revolving Credit Commitments in effect immediately prior to any such extension without the consent of the Required Lenders, (C) no Multicurrency Revolving Credit Lender shall have any obligation to participate in any extension described in this paragraph unless it agrees to do so in its sole discretion, (D) the Multicurrency Revolving Credit Commitments of any nonparticipating Revolving Credit Lender shall terminate and the Multicurrency Revolving Credit Loans of such Lender shall be due and payable on the original Revolving Credit Termination Date or such other date specified by Article VIII and (E) all other terms applicable to such Extended Multicurrency Revolving Credit Loans (other than terms relating to pricing) shall be substantially identical to those applicable to the Multicurrency Revolving Credit Loans.

(c) Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) amendments pursuant to Section 2.28(d) necessary to reflect the existence and terms of any Incremental Term Loans evidenced thereby shall be effected in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Parent Borrower and the Administrative Agent, as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and as set forth in the Foreign Subsidiary Borrower Joinder Agreement in case of any Foreign Subsidiary Borrower, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	CONMED Corporation
11311 Concept Blvd
Largo, Florida 33773
Attention: Chief Financial Officer
~~Attention:~~  Hollie Foust, General Counsel
Megan ~~Zeilonko, Assistant General~~Zielonko, Senior
Counsel, Corporate Functions
~~Todd W. Garner, Chief Financial Officer~~
Johonna M. Pelletier, Treasurer
Facsimile: (315) 793-8929 / (315) 797-0321 / (315) 624-3147 Telephone: (315) 624-3208 / (315) 624-3549 / (727) 214-2975 / (315) 624-3502

The Administrative Agent:

(i) If to the Administrative Agent from the Borrower, to the address separately provided to the Borrower.

(ii) If to the Administrative Agent from the Lenders, to JPMorgan Chase Bank, N.A.

Agent Bank Services Group,

10 So. Dearborn, Floor 7

Chicago, IL 60603-2300, United States
Attention: Loan and Agency Servicing

JPMorgan Chase Bank, N.A. 1 S Clinton Ave, Floor 05 Rochester, NY 14604 Attention: Judy Marsh Telephone: (585) 797-0173

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and any other extensions of credit hereunder.

SECTION 10.5 Payment of Expenses. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent, the Arrangers and the Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of one primary counsel selected by the Administrative Agent to the Administrative Agent, the Arrangers and the Lead Arranger (and of such regulatory counsel and local counsel as the Administrative Agent may deem appropriate in its good faith discretion) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, such regulatory counsel and local counsel as the Administrative Agent may deem appropriate in its good faith discretion) to each group of similarly affected Persons and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower at least three Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of one primary counsel selected by the Administrative Agent to the Lenders and the Administrative Agent (and of such regulatory counsel and local counsel as the Administrative Agent may deem appropriate in its good faith discretion) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, such regulatory counsel and local counsel as the Administrative Agent may deem appropriate in its good faith discretion) to each group of similarly affected Persons, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an “~~indemnitee~~Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than for loss of profits) ~~with respect to the~~, including the reasonable and documented fees and disbursements of one primary counsel selected by the Indemnitees to the Indemnitees (and of such regulatory counsel and local counsel as such Indemnitees may deem appropriate in their good faith discretion) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, such regulatory counsel and local counsel as such Indemnitees may deem appropriate in its good faith discretion) to each group of similarly affected Persons, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any ~~such~~ other documents contemplated hereby or thereby, including any of the foregoing relating to the use of proceeds of the Loans ~~or~~, the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Properties ~~and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against any Loan Party under any Loan Document~~, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any indemnitee is a party thereto) (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Parent Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities arise from (x) the gross negligence or willful misconduct of such indemnitee, (y) a material breach by the relevant indemnitee of its obligations under the Loan Documents, or (z) any dispute solely among indemnitees or any of their respective directors, officers, trustees, employees, advisors, agents or controlling persons (other than in the capacity of an Administrative Agent or any similar role under the Loan Documents and other than any claims arising out of any act or omission on the part of the Parent Borrower or its Affiliates). Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Article X shall survive repayment of the Loans and all other amounts payable hereunder.

SECTION 10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except for any assignment from any Foreign Subsidiary Borrower to the Parent Borrower expressly contemplated by Section 2.22(b), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.6) and, to the extent expressly contemplated hereby, the affiliates of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (w) a natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) a Defaulting Lender, a subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary of a Defaulting Lender, (y) a Disqualified Lender or (z) the Parent Borrower or any of its Subsidiaries) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clauses (a) or (f) of Article VIII has occurred and is continuing, any other Person; provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an Assignee that is a Revolving Credit Lender immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 with respect to the Revolving Credit Commitments and the Revolving Credit Loans or $1,000,000 with respect to the Term Loans (in each case, other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless each of the Parent Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under clauses (a) or (f) of Article VIII has occurred has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of each of the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of the Revolving Credit Commitments or Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with the simultaneous assignments to or by two or more Approved Funds that are administered or managed by the same entity or affiliated entities); and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws

For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning:

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and each Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Parent Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6, but to no greater extent than such Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, but to no greater extent than such Lender; provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d), (e) and (f) as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) The list of Persons identified in writing by the Parent Borrower to the Lead Arranger as “Disqualified Lenders” (i) shall be made available to the Lenders by posting on Intralinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent and (iii) shall be provided to any prospective Assignee upon request by such Assignee and the applicable Lender who is the prospective assignor in connection with a bona fide potential sale on a confidential basis.

SECTION 10.7 Adjustments; Set-off.

(a) Except as otherwise provided in this Agreement with respect to a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Article VIII, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set-off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Parent Borrower. Each Lender agrees promptly to notify the respective Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.8 Counterparts.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that includes an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (iv) waives any claim against the Administrative Agent, any Arranger, the Lead Arranger, the Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons, for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.12 Submission To Jurisdiction; Waivers. Each Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, and, to the extent necessary to enforce the Administrative Agent’s or the Lenders’ rights under the Security Documents, courts where Collateral may be located or deemed to be located;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages; provided that the waiver set forth in this clause (e) shall not affect or limit the Borrowers’ obligations under Section 10.5.

SECTION 10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; ~~and~~

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders~~.~~; and

(d) the Administrative Agent, Lenders and their respective affiliates may have economic interests that conflict with those of the Borrowers, their Subsidiaries and Affiliates.

SECTION 10.14 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.15 PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 10.16 Confidentiality. Each of the Administrative Agent, the Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing any such Information (a) to the Administrative Agent, the Issuing Lender or any other Lender or any affiliate thereof in each case which is bound by this Section 10.16, (b) to any Participant or Assignee (each, a “Transferee”) or any prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), in each case, which agrees to comply with the provisions of this Section 10.16, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have been advised with respect to the confidentiality obligations hereof, (d) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent, the Issuing Lender or such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so under applicable law in connection with any litigation or similar proceeding or in litigation to enforce this Agreement, (g) which has been publicly disclosed other than in breach of this Section 10.16, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) if agreed by the Parent Borrower in its sole discretion, (k) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (k), solely to the extent that (i) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (ii) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date); provided that, if reasonably requested by the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall make commercially reasonable efforts to determine, and inform the Parent Borrower of, the Persons who received such Information, (l) to credit insurance providers or (m) on a confidential basis to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. “Information” means all information received from a Loan Party, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by such Loan Party; provided that in the case of Information received from a Loan Party after the date hereof, such Information is clearly identified at the time of delivery as confidential. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the names, product photographs, logos or trademarks of the Loan Parties.

Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

For the avoidance of doubt, nothing in this Section 10.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this Section 10.16 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 10.17 Releases.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Parent Borrower or Subsidiary thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Parent Borrower and Subsidiaries. At the request and sole expense of any Borrower or Subsidiary following any such termination, the Administrative Agent shall deliver to the Parent Borrower or Subsidiary any Collateral held by the Administrative Agent thereunder, and execute and deliver to the Parent Borrower or Subsidiary such documents as the Parent Borrower or Subsidiary shall reasonably request to evidence such termination.

SECTION 10.18 Delivery of Signature Pages.

(a) Each Existing Revolving Credit Lender and each Existing Term Loan Lender shall consent to the amendment and restatement of the Previous Credit Agreement effected hereby by executing a signature page to this Agreement and each such Existing Revolving Credit Lender or Existing Term Loan Lender hereby agrees that (to the extent it has a Revolving Credit Commitment or a Tranche A Term Loan Commitment hereunder) it will continue to be a party to this Agreement as a Lender, with obligations applicable to a Lender hereunder, including the obligation (i) to make or continue to make extensions of credit to the Parent Borrower and the Foreign Subsidiary Borrowers in an aggregate amount not to exceed the amount of its Revolving Credit Commitment under the applicable Revolving Credit Facility as set forth opposite such Lender’s name in Schedule 1.1A, as such amount may be changed from time to time as provided in this Agreement and (ii) to make Tranche A Term Loans to the Parent Borrower on the Closing Date in an aggregate amount equal to the amount of its Tranche A Term Loan Commitment as set forth opposite such Lender’s name in Schedule 1.1A.

(b) Each Lender that is not an Existing Revolving Credit Lender or Existing Term Loan Lender (each an “Initial Lender”) shall become a party to this Agreement by delivering to the Administrative Agent a signature page to this Agreement duly executed by such Lender and each such Initial Lender agrees to all of the provisions of this Agreement and acknowledges that it will become a party to this Agreement as of the Closing Date as a Lender, with obligations applicable to a Lender hereunder, including the obligation (i) to make extensions of credit to the Parent Borrower and the Foreign Subsidiary Borrowers in an aggregate principal amount not to exceed the amount of its Revolving Credit Commitment under the applicable Revolving Credit Facility as set forth opposite such Lender’s name in Schedule 1.1A, as such amount may be changed from time to time as provided in this Agreement and (ii) to make Tranche A Term Loans to the Parent Borrower on the Closing Date in an aggregate amount equal to the amount of its Tranche A Term Loan Commitment as set forth opposite such Lender’s name in Schedule 1.1A.

(c) The Required Lenders (as defined in the Previous Credit Agreement) hereby waive the applicable notice requirements set forth in (i) Section 2.10 of the Previous Credit Agreement with respect to the termination of the Commitments (as defined in the Previous Credit Agreement) on the Closing Date and (ii) Section 2.11 of the Previous Credit Agreement with respect to any optional prepayment of Loans (as defined in the Previous Credit Agreement) on the Closing Date.

SECTION 10.19 Judgment Currency.

(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.19, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

SECTION 10.20 No Novation. The terms and conditions of the Previous Credit Agreement are amended as set forth herein, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to work a novation of any of the obligations under the Previous Credit Agreement. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Borrowers under the Previous Credit Agreement. From and after the date hereof, each reference to the “Credit Agreement” or other reference originally applicable to the Previous Credit Agreement contained in any document executed and delivered in connection therewith shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time. The Lenders hereby agree that the Existing Guarantee and Collateral Agreement shall be, as of the Closing Date, amended and restated in its entirety and superseded by, the Guarantee and Collateral Agreement.

SECTION 10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

SECTION 10.22 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not to or for the benefit of the Parent Borrower or any other Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

[Signature Pages Intentionally Omitted]

Exhibit B

AMENDED GUARANTEE AND COLLATERAL AGREEMENT

[See Attached]

~~EXECUTION VERSION~~Final Version

Exhibit B

Conformed through the First Amendment

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

CONMED CORPORATION

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of June 10, 2025

(as amended by the First Amendment, dated May 27, 2026)

Table of Contents

		Page

SECTION 1.	DEFINED TERMS	1
1.1	Definitions	1
1.2	Other Definitional Provisions	5

SECTION 2.	GUARANTEE	5
2.1	Guarantee	5
2.2	Right of Contribution	6
2.3	No Subrogation	6
2.4	Amendments, etc. with respect to the Primary Obligations	7
2.5	Guarantee Absolute and Unconditional	7
2.6	Reinstatement	8
2.7	Payments	8
2.8	Keepwell	8

SECTION 3.	GRANT OF SECURITY INTEREST	8

SECTION 4.	REPRESENTATIONS AND WARRANTIES	10
4.1	Representations in Credit Agreement	10
4.2	Title; No Other Liens	11
4.3	Perfected First Priority Liens	~~10~~11
4.4	Jurisdiction of Organization; Chief Executive Office	~~10~~11
4.5	Inventory and Equipment	~~10~~11
4.6	Farm Products	~~10~~11
4.7	Investment Property	11
4.8	Receivables	~~11~~12
4.9	Intellectual Property	~~11~~12

SECTION 5.	COVENANTS	12
5.1	Covenants in Credit Agreement	12
5.2	Delivery of Certificated Securities	~~12~~13
5.3	Maintenance of Perfected Security Interest; Further Documentation	~~12~~13
5.4	Investment Property	~~12~~13
5.5	Receivables	~~13~~14
5.6	Intellectual Property	~~13~~14

SECTION 6.	REMEDIAL PROVISIONS	~~15~~16
6.1	Certain Matters Relating to Receivables	~~15~~16
6.2	Communications with Obligors; Grantors Remain Liable	~~16~~17
6.3	Pledged Stock	~~16~~17
6.4	Proceeds to be Turned Over To Administrative Agent	~~17~~18
6.5	Application of Proceeds	~~17~~18
6.6	Code and Other Remedies	~~18~~19
6.7	Registration Rights	~~18~~20
6.8	Deficiency	~~19~~20

i

SECTION 7.	THE ADMINISTRATIVE AGENT	~~19~~21
7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	~~19~~21
7.2	Duty of Administrative Agent	~~21~~22
7.3	Execution of Financing Statements	~~21~~22
7.4	Authority of Administrative Agent	~~21~~22

SECTION 8.	MISCELLANEOUS	~~22~~23
8.1	Amendments in Writing	~~22~~23
8.2	Notices	~~22~~23
8.3	No Waiver by Course of Conduct; Cumulative Remedies	~~22~~23
8.4	Enforcement Expenses; Indemnification	~~22~~23
8.5	Successors and Assigns	~~22~~24
8.6	Set-Off	~~23~~24
8.7	Counterparts	~~23~~24
8.8	Severability	~~23~~24
8.9	Section Headings	~~23~~25
8.10	Integration	~~24~~25
8.11	GOVERNING LAW	~~24~~25
8.12	Submission To Jurisdiction; Waivers	~~24~~25
8.13	Acknowledgements	~~24~~25
8.14	Additional Grantors	~~25~~26
8.15	Releases	~~25~~26
8.16	WAIVER OF JURY TRIAL	~~25~~26
8.17	Amendment and Restatement	~~25~~27

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property

ii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 10, 2025, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Eighth Amended and Restated Credit Agreement, dated as of June 10, 2025 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CONMED Corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders, the Co-Documentation Agents and the Co-Syndication Agent named therein and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the requisite parties to the Guarantee and Collateral Agreement, dated as of August 28, 2002 (as amended by the First Amendment, dated as of June 30, 2003, the Second Amendment, dated as of April 13, 2006, the Third Amendment, dated as of January 17, 2013, the Fourth Amendment, dated as of January 4, 2016, the Fifth Amendment, dated as of July 16, 2021 and as further amended prior to the date hereof), by and among the Parent Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the benefit of the Lenders (the “Existing Guarantee and Collateral Agreement”), along with the parties hereto have agreed to amend and restate the Existing Guarantee and Collateral Agreement in the form hereof on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Farm Products, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

1

(a) The following terms shall have the following meanings:

“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any material right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Borrowers”: any Wholly-Owned Foreign Subsidiary with respect to which the conditions set forth in Section 2.25 of the Credit Agreement shall have been satisfied or waived.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary and any Foreign Subsidiary Holdco.

“Group Members”: the Parent Borrower and each of its Subsidiaries.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

2

“Guarantors”: the collective reference to each Grantor in its capacity as a guarantor hereunder.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Parent Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC of a Grantor (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property, other than any Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Parent Borrower, the Primary Obligations with respect to the Parent Borrower and its Guarantor Obligations, (ii) in the case of any Borrower (other than the Parent Borrower), the Primary Obligations with respect to such Borrower and (iii) in the case of each other Guarantor, the Primary Obligations with respect to such Guarantor and its Guarantor Obligations.

“Owned Intellectual Property”: as defined in Section 4.9(a).

“Parent Borrower”: as defined in the preamble hereto.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to make or have made, use, sell or have sold any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

3

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person (other than any Subsidiary that is not a Material Domestic Subsidiary or a Material Foreign Subsidiary) that maybe issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco be required to be pledged hereunder.

“Primary Obligations”: the collective reference to, with respect any Group Member, the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of such Group Member (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Group Member, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements); provided, however, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Primary Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Guarantor that, at all times during the Swap Guarantee Eligibility Period, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Primary Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

4

“Subsidiary Guarantors”: the collective reference to each Guarantor other than the Parent Borrower.

“Swap Guarantee Eligibility Period”: with respect to a Guarantor and the relevant Swap Obligation, the period from and including the date on which the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation until the date on which such guarantee (or grant of the relevant security interest, if applicable) is no longer in effect. For the avoidance of doubt, the Swap Guarantee Eligibility Period shall commence on the date of the execution of a Swap if the corresponding guarantee (or grant of security interest, as applicable) is then in effect, otherwise it shall commerce on the date of execution and delivery of the relevant guarantee (or grant of security interest, as applicable) unless the guarantee (or relevant collateral agreement or pledge documentation, as applicable) specifies a subsequent effective date.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos and other distinctive source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all renewals thereof. Notwithstanding the foregoing or anything else to the contrary in any Loan Document, the “Trademarks” shall exclude, and no security interest shall be granted with respect to (whether under this Agreement or the Credit Agreement), any intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application or any trademark or service mark issuing therefrom.

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

1.2 Other Definitional Provisions. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. Guarantee

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than the Primary Obligations of such Guarantor).

5

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Group Members may be free from any Primary Obligations.

(e) No payment made by any Borrower, any other Group Member with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Group Member with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments are terminated.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Group Member with Primary Obligations or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Group Member with Primary Obligations or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Group Members on account of the Primary Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6

2.4 Amendments, etc. with respect to the Primary Obligations. To the extent permitted by law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Group Members with Primary Obligations, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Group Member with Primary Obligations or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Group Member or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Group Member with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Group Member for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Group Member with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Group Member with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Group Member with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement, such other currency) at the Funding Office.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor for such Guarantor to qualify as an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at any time during the Swap Guarantee Eligibility Period in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under any relevant guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

8

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Equipment;

(f) all General Intangibles;

(g) all Instruments;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property;

(k) all Letter-of-Credit Rights;

(l) all other property not otherwise described above;

(m) all books and records pertaining to the Collateral; and

(n) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3:

(i) this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest (w) is prohibited by any Requirements of Law of a Governmental Authority, (x) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law, (y) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement or (z) in the case of any newly acquired license or license held by a newly acquired subsidiary, would cause such license to become non-exclusive or would otherwise result in a material diminution in the benefits under such license, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent or causing such diminution is ineffective under applicable law.

9

(ii) this Agreement shall not constitute a grant of a security interest in any property which (a) constitutes Capital Stock of CONMED Receivables Corporation, its successors and permitted transferees or any other single purpose corporation formed and operating solely in connection with a Receivables Transfer Program so long as the grant of a security interest in such Capital Stock is prohibited thereunder, (b) constitutes any Receivable so long as such Receivable remains subject to a security interest granted in connection with a Receivables Transfer Program permitted by the Credit Agreement, (c) any Capital Stock in any Person that is not a Wholly-Owned Subsidiary that (1) is prohibited or restricted from being pledged pursuant to the terms of such Person’s organizational documents (or any joint venture, shareholders’ or similar agreements), (2) the pledge of which would require the consent of any Person (other than any Group Member), which consent has not been obtained (it being agreed that, notwithstanding anything to the contrary in the Loan Documents, neither the Company nor any Subsidiary Guarantor shall be required to seek any such consent), or (3) would give rise to a “right of first refusal”, a “right of first offer” or a similar right not prohibited by the terms of this Agreement that may be exercised by any Person (other than any Group Member) in accordance with the organizational documents (or any joint venture, shareholders’ or similar agreements) of such Person; (d) in excess of 65.0% of the Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holdco, (e) any assets (including Capital Stock) to the extent a security interest in such assets would result in adverse tax consequences (other than immaterial adverse tax consequences), including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction, to the Grantors, as reasonably determined by the Parent Borrower and advised to the Administrative Agent in writing (including by email); (f) any deposit account (1) that is used solely as a payroll account, (2) containing solely amounts with respect to withheld income Taxes and federal, state or local employment Taxes in such amounts as are required in the reasonable judgment of the Paret Borrower in the ordinary course of business to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of the Group Members or (3) containing solely amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Group Members; (g) any asset with respect to which the Administrative Agent and the Parent Borrower shall have reasonably determined that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs, or would be excessive in relation to, the practical benefit to the Lenders of the security afforded thereby, which determination shall be evidenced in writing , (h) constitutes Capital Stock of GWH, Ltd or Largo Lakes - I Limited Partnership or their respective successors and permitted transferees so long as such Capital Stock remains subject to a security interest granted in connection with the Largo Acquisition or (i) constitutes property of GWH, Ltd or Largo Lakes - I Limited Partnership or their respective successors and permitted transferees held in connection with the Largo Acquisition so long as such property remains subject to a security interest granted in connection with the Largo Acquisition.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Representations in Credit Agreement.~~.~~  In the case of each Guarantor, the representations and warranties set forth in Article IV of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party , each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this Section 4.1 be deemed to be a reference to such Guarantor’s knowledge.

10

4.2 Title; No Other Liens.~~.~~ Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or controlled by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, Lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Perfected First Priority Liens.~~.~~  The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor to the extent that perfection or enforceability against third parties is obtainable by completion of the filings and other actions set forth on Schedule 3 or any similar filings or other actions in other jurisdictions in the United States of America and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.

4.4 Jurisdiction of Organization; Chief Executive Office~~.~~ On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.5 Inventory and Equipment.~~.~~  On the date hereof, the Inventory and the Equipment (other than (i) mobile goods, (ii) goods in transit, (iii) samples, loaners or demonstration equipment, (iv) tooling equipment at vendors’ locations and (v) other Inventory or Equipment temporarily located in a UCC financing statement filing jurisdiction the aggregate fair market value of which is less than $1,000,000 per jurisdiction) are kept at the locations listed on Schedule 5.

4.6 Farm Products.~~.~~ None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Property. (a) The shares of the Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of (i) the Pledged Notes in excess of $1,000,000 and (ii) any Intercompany Note issued in connection with Indebtedness incurred in accordance with Sections 7.8(i) and 7.2(k) of the Credit Agreement constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

11

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and other Liens permitted by the Credit Agreement.

4.8 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent, to the extent required by the Credit Agreement.

(b) ~~Receivables as to which a Governmental Authority is the obligor do not exceed 5% of the consolidated Receivables of the Parent Borrower and its Subsidiaries~~[reserved].

(c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

4.9 Intellectual Property. (a) Schedule 6 lists all registrations and applications for Intellectual Property owned on the date hereof by such Grantor in its own name (the “Owned Intellectual Property”).

(b) Except as disclosed on Schedule 4.9 to the Credit Agreement, on the date hereof, and to the knowledge of such Grantor, all material Intellectual Property which is owned or exclusively held is valid, unexpired and enforceable, has not been abandoned and does not as and where used by such Grantor immediately prior to the date hereof infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property which is owned or exclusively held is the subject of any written licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority against such Grantor which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending against such Grantor, or, to the knowledge of such Grantor, threatened in writing against such Grantor, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value to such Grantor in its ordinary course of business of any Intellectual Property.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due), no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Covenants in Credit Agreement.~~.~~  In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is required to be taken or not taken, as the case may be, by a Subsidiary of the Parent Borrower pursuant to the terms of the Credit Agreement.

12

5.2 Delivery of Certificated Securities~~.~~ If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Certificated Security, such Certificated Security shall be ~~immediately~~ delivered to the Administrative Agent no later than the date on which a Compliance Certificate is next required to be delivered pursuant to Section 6.2(b)(ii) of the Credit Agreement, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

(d) ~~Such Grantor will not, except upon 15 days’ prior written notice~~On or prior to the date on which a Compliance Certificate is required to be delivered pursuant to Section 6.2(b)(ii) of the Credit Agreement, such Grantor will deliver to the Administrative Agent ~~and delivery to the Administrative Agent of~~ (A) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (B) if applicable, a written supplement to Schedule 5 showing any additional location at which Inventory or Equipment shall be kept~~, change~~. Such Grantor shall provide written notice to the Administrative Agent of any change to its jurisdiction of organization, no later than the date that is 30 days after the date of such change.

5.4 Investment Property.~~.~~ If such Grantor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any stock certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Lenders, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Except as permitted by the Credit Agreement, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

13

(a) Without the prior written consent of the Administrative Agent or unless not otherwise prohibited by the Credit Agreement, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer except to the extent such Capital Stock or other securities are pledged pursuant hereto, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted by the Credit Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.4(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.5 Receivables.~~.~~ (a) To the extent that any Receivable constitutes Collateral, other than in the ordinary course of business  ~~consistent with its past practice~~, such Grantor will not (i) grant any extension of the time of payment of such Receivable, (ii) compromise or settle such Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of such Receivable, (iv) allow any credit or discount whatsoever on such Receivable or (v) amend, supplement or modify such Receivable in any manner that could materially adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of the then outstanding Receivables which constitute Collateral.

5.6 Intellectual Property~~.~~ (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) substantially maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with all notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement (which the Administrative Agent hereby agrees to accept) and (v) not knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

14

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not knowingly (and will not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not knowingly (either itself or through licensees) do any act whereby any material portion of the registered Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not knowingly do any act that uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Owned Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Owned Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, and whenever any application by such Grantor, either by itself or through any agent, employee, licensee or designee for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof pending on the date hereof shall result in such registration, such Grantor shall report such filing to the Administrative Agent ~~within twenty (20) Business Days after the last day of the fiscal quarter in which such filing occurs~~(i) with respect to any such filing or registration in the United States or the Netherlands, to the extent not previously disclosed to the Administrative Agent, in the Compliance Certificate required to be delivered pursuant to Section 6.2(b)(ii) of the Credit Agreement for the fiscal quarter ended in which such filing or registration occurs and (ii) with respect to any filing or registration in any other country, to the extent not previously disclosed to the Administrative Agent, in the Compliance Certificate required to be delivered pursuant to Section 6.2(b)(ii) of the Credit Agreement for the second fiscal quarter ended after such filing or registration occurs (i.e., if such filing occurs on February 15, to be reported no later than in the Compliance Certificate for the fiscal quarter ended June 30). Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

15

(g) Such Grantor will take commercially reasonable steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Owned Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, when commercially reasonable and appropriate, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and recover any and all damages for such infringement, misappropriation or dilution.

(i) Such Grantor shall, as promptly as reasonably practicable and at the sole expense of such Grantor, duly execute, deliver and have recorded such further instruments and documents, and take such further actions, as are necessary to ensure that the records and registrations of such Grantor's material Intellectual Property in the United States Patent and Trademark Office and Copyright Office are accurate and up to date.  At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute, deliver and have recorded such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing documents with the United States Patent and Trademark Office and Copyright Office with respect to: (i)  the security interest granted hereby and (ii) transactions affecting the ownership of such Grantor's Intellectual Property.

(j) Notwithstanding any of the foregoing provisions of this Section 5.6, the Grantor shall be permitted in the exercise of its reasonable business judgment to do such acts, or omit from doing an act, which would result in the partial or complete abandonment, forfeiture or dedication to the public of a particular Patent, Trademark, Copyright or other Intellectual Property, provided, however, that such act or omission does not have a Material Adverse Effect on the business of the Grantor. Notwithstanding any of the foregoing provisions of this Section 5.6, the Grantor shall also be permitted to sell or Dispose of any Intellectual Property in compliance with the provisions of Section 7.5 of the Credit Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of such Receivable in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verification. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, all such Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, (or to enter into arrangements with a third party for such collection), subject to the Administrative Agent’s direction and control, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

16

(c) At the Administrative Agent’s request, each Grantor shall make reasonably available, or upon the occurrence and during the continuance of a Default or Event of Default, deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to any Receivables which constitute Collateral, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables which constitute Collateral.

(b) Upon the written request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(d) Notwithstanding the above, the provisions of Sections 6.1 and 6.2 shall not apply to any Receivable so long as it remains subject to a security interest granted in connection with a Receivables Transfer Program permitted by the Credit Agreement or is otherwise designated to be included in such Receivables Transfer Program.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

17

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Administrative Agent may determine in accordance with Section 6.5 below, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrowers and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

(a) First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

18

(b) Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

(c) Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

(d) Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

19

6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

20

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

21

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If, after the occurrence and during the continuation of a Default or Event of Default, any Grantor fails to perform or comply with any of its agreements contained herein or Section 6.10 of the Credit Agreement, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on past due Revolving Credit Loans that are ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

22

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. .Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Parent Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

23

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise in respect of the Obligations, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Grantor promptly of any such set-off and the application made by the Administrative Agent or such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that, for the avoidance of doubt, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of the Administrative Agent and each Lender under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”, deliveries or the keeping of records in electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

8.8 Severability~~.~~ Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

~~8.11~~8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

~~8.12~~8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

25

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

~~8.13~~8.14 Additional Grantors. Each Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

~~8.14~~8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Swap Agreements and any contingent or indemnification obligations not then due) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Liens created hereby on such Collateral shall be automatically released, and the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable ~~for~~to evidence or effect the release of the Liens created hereby on such Collateral. ~~At the request and sole expense of the Parent Borrower, a~~A Subsidiary Guarantor shall be automatically released from its obligations hereunder, and all Liens created hereby on the Collateral owned by such Guarantor, and any such Lien created hereby on the equity interests issued by such Guarantor, shall be released, in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement. In connection with any termination or release pursuant to this Section 8.14(b), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and take any other actions requested by the Loan Parties, and shall file (or authorize such Grantor to file) any termination statements in respect of Uniform Commercial Code financing statements (or similar filings under applicable law); provided that the Administrative Agent may request the Parent Borrower ~~shall have delivered to~~provide a written certificate of an Responsible Officer certifying that the applicable transaction is permitted or not prohibited pursuant to the Loan Documents (and the Administrative Agent~~, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.~~ may rely conclusively on any such certificate without further inquiry and shall have no liability to any Credit Party for any inaccuracy or misrepresentation contained therein).

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

26

~~8.15~~8.17 Amendment and Restatement. On the date hereof, the Existing Guarantee and Collateral Agreement shall be amended and restated and superseded in its entirety by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Obligations or any other obligations owing to the Collateral Agent or any Lender under the Credit Agreement, the Existing Guarantee and Collateral Agreement or any other Loan Document, as applicable. Each Grantor hereby acknowledges and agrees that (a) the Liens described in the Existing Guarantee and Collateral Agreement are carried forward and shall continue in full force and effect to secure the Obligations and (b) none of the Liens, properties, rights and interests existing and to exist under the Existing Guarantee and Collateral Agreement are released, impaired, limited, extinguished or novated in any respect and shall be in addition to and cumulative of the Liens, properties, rights and interests of this Agreement. All references to the Existing Guarantee and Collateral Agreement in any Loan Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.

[Signature Pages Intentionally Omitted]

27